Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

REALD INC.,

RHOMBUS CINEMA HOLDINGS, LLC

and

RHOMBUS MERGER SUB, INC.

Dated as of November 8, 2015

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Exhibit A	Form of Guaranty
Exhibit B	Certificate of Incorporation of Surviving Corporation
Exhibit C	Bylaws of Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 8, 2015, by and among RealD Inc., a Delaware corporation (the “Company”), Rhombus Cinema Holdings, LLC, a Delaware limited liability company (“Purchaser”) and Rhombus Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Purchaser (“Merger Sub”).

WHEREAS, the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement, be merged (the “Merger”) with and into the Company, with the Company surviving the Merger and becoming a wholly owned Subsidiary of Purchaser as a result of the Merger;

WHEREAS, the board of directors (the “Board of Directors”) of the Company has (a) determined that it is in the best interests of the Company and its stockholders (other than the Rollover Investors), and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) subject to Section 5.02, resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective boards of directors (or equivalent governing bodies) of Purchaser and Merger Sub have (a) determined that it is in the best interests of Purchaser and Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of Purchaser’s and Merger Sub’s willingness to enter into this Agreement, Michael V. Lewis and the MVL Trust dated August 3, 2010, in their respective capacities as stockholders of the Company, are entering into a voting agreement (the “Voting Agreement”) with Purchaser pursuant to which, among other things, such stockholders have agreed to vote all of the shares of the Company Common Stock controlled by such stockholders in favor of the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of Purchaser’s and Merger Sub’s willingness to enter into this Agreement, Michael V. Lewis and the MVL Trust dated August 3, 2010 (collectively, the “Rollover Investors”) are entering into a rollover commitment letter (the “Rollover Commitment Letter”) with Purchaser, pursuant to which, subject to the terms and conditions contained therein, the Rollover Investors have committed to transfer, contribute and deliver all of the shares of the Company Common Stock held by the Rollover Investors (the “Rollover Shares”) to Purchaser immediately prior to the Effective Time in exchange for equity interests in Purchaser; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the Company’s willingness to enter into this Agreement, Rizvi

Opportunistic Equity Fund III, L.P. (the “Guarantor”) has duly executed and delivered to the Company a guaranty, dated as of the date of this Agreement, in favor of the Company (the “Guaranty”) in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.                                   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.02.                                   Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Purchaser on no fewer than three (3) Business Days’ notice to the Company and (b) the second Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VI for the Closing as of the date the Closing is to occur pursuant to this proviso).  The Closing shall be held at the offices of Latham & Watkins LLP at 355 South Grand Avenue, Los Angeles, CA 90071.  Notwithstanding the foregoing, the Closing may take place at such other date, time or place to which Purchaser and the Company may agree to in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03.                                   Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”).  At or prior to the Closing, the parties shall make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Purchaser and the Company shall agree and shall specify in the Certificate of Merger.  The time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 1.04.                                   Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05.                                   Certificate of Incorporation and Bylaws.  At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated in the form attached hereto as Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.07) and (b) the bylaws of the Company shall be amended and restated in their entirety to be in the form attached hereto as Exhibit C and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and the certificate of incorporation of the Surviving Corporation or by applicable Law (subject to Section 5.07).

SECTION 1.06.                                   Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time and shall continue in office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

SECTION 1.07.                                   Officers of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

SECTION 2.01.                                   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Purchaser, Merger Sub or the holder of any shares of common stock, par value $0.0001, of the Company (the “Company Common Stock”) or any shares of capital stock of Purchaser or Merger Sub:

(a)                                 Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Corporation.

(b)                                 Cancelation of Treasury Stock and Purchaser-Owned Stock; Treatment of Stock Owned by Company Subsidiaries.  Each share of Company Common Stock that is owned by the Company as treasury stock or that is owned by Purchaser (including the Rollover Shares) immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.  Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Purchaser shall not represent the right to receive the Merger Consideration and shall be, at the election of Purchaser, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled, in which case such shares shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of common stock of the Surviving Corporation in accordance with Section 2.01(b) and any Appraisal Shares) shall be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $11.00, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each holder of shares of Company Common Stock held in uncertificated book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b), without interest and subject to any withholding Taxes.

(d)                                 Appraisal Rights.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), and the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL.  The Company shall promptly notify Purchaser of any written demands received by the Company for appraisal of any shares of Company Common Stock and any attempted withdrawals of such demands or other instruments received by the Company relating to stockholders’ rights of appraisal, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal.  Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser or as otherwise required by an Order, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.02.                                   Exchange of Shares.  (a)  Paying Agent.  Prior to the Closing Date, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration required by Section 2.01(c) and, in connection therewith, shall, prior to the Closing Date, enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  At or prior to the Effective Time, Purchaser shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration required by Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).  Pending its disbursement to the holders of Company Common Stock, the Exchange Fund shall be invested by the Paying Agent as directed by Purchaser in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion.  Any interest and other income from such investments may be paid to Purchaser at its discretion.  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(c), Purchaser shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment.  The Paying Agent shall be required to hold the Exchange Fund for the benefit of holders of Company Common Stock, and to promptly make the payments to be made by the Paying Agent as provided for in this Article II.  The Exchange Fund shall not be used for any purpose not expressly provided for in this Agreement.  Nothing contained in this Section 2.02(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein.

(b)                                 Payment Procedures.  As soon as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each registered holder of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by a Certificate, shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock formerly represented by such Certificates shall pass, only upon delivery of such Certificates to the Paying Agent), and which shall be in such form and shall have such other customary provisions as Purchaser and the Company may reasonably agree prior to the Closing Date, including a customary release of claims by the holder against the Company, the Board of Directors of the Company, Purchaser and its Affiliates, including claims arising out of or related to this Agreement and the transactions contemplated thereby, and (ii) instructions for use in effecting the surrender of such Certificate or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or receipt of an “agent’s message” by the Paying Agent or such other evidence of transfer as the Paying Agent may reasonably request in the case of Book-Entry Shares, together with the associated letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration payable for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, without interest, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the

Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate so surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  For the avoidance of doubt, payment of the applicable Merger Consideration with respect to each Book-Entry Share shall be made upon delivery by the holder of such Book-Entry Share of a duly executed letter of transmittal in accordance with this Section 2.02(b) and such holder shall not be required to surrender any Certificate.  Until surrendered as contemplated by this Section 2.02(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as required by Section 2.01(c), subject to any withholding Taxes and without interest.

(c)                                  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates or such Book-Entry Shares and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, at any time after the Effective Time, any Certificate is presented to the Surviving Corporation or the Paying Agent for any reason, it shall be canceled and exchanged as provided in this Article II.

(d)                                 Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of the Merger Consideration that may be payable upon surrender of any Certificates or Book Entry Shares held by such holders, as determined pursuant to this Agreement, in each case without interest thereon and subject to any applicable withholding Taxes.

(e)                                  No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Purchaser, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Shares shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate or Book Entry Shares would otherwise escheat to or become the property of any Governmental Authority), any Merger Consideration in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                                   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate.

(g)                                  Withholding Rights.  Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder, or any provision of U.S. state or local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Options, RSUs or PSUs in respect of which such deduction and withholding was made.

SECTION 2.03.                                   Company Equity Awards.  (a)  At or prior to the Effective Time, the Company shall take such actions as are necessary (including (x) obtaining any resolutions of the Board of Directors of the Company or, if appropriate, any committee thereof administering the Company Stock Plans, and (y) taking all actions necessary under Treasury Regulation 1.409A-3(j)(4)(ix)(B) to effect the termination and payment as contemplated below of any RSUs and PSUs that constitute “nonquliafied deferred compensation” within the meaning of Code Section 409A), providing any necessary notices (subject to Purchaser’s advance review and approval, such approval not to be unreasonably withheld, conditioned or delayed), and obtaining any necessary consents, in each case, if any, to provide that:

(i)                                     subject to Section 2.02(g), and except as otherwise agreed by Purchaser and the holder thereof, each unexercised option to purchase shares of Company Common Stock (each, an “Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and terminated, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Option multiplied by (B) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time; provided that any Option which has an exercise price per share that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment;

(ii)                                  subject to Section 2.02(g), and except as otherwise agreed by Purchaser and the holder thereof, each restricted stock unit award granted under a Company Stock Plan that is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock (each, an “RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and terminated, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time; and

(iii)                               subject to Section 2.02(g), and except as otherwise agreed by Purchaser and the holder thereof, each performance-based stock award unit granted under a Company Stock Plan (each, a “PSU”) whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be deemed to be fully vested with respect to any time-based vesting conditions and shall be (A) deemed to satisfy applicable performance-based conditions immediately prior to the Effective Time to the extent set forth in the award agreement and, as applicable, employment agreement governing such award, (B) shall be forfeited to the extent that applicable performance-based conditions are not so satisfied and (C) with respect to the portion of any such award that is not forfeited in accordance with the foregoing, shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest (unless otherwise required pursuant to Section 2.03(b)), equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to the portion of the PSU satisfying the applicable performance-based vesting in accordance with the foregoing provisions.

(b)                                 Payments with Respect to Company Equity Awards.  Promptly after the Effective Time (but in any event no later than the later of three (3) Business Days after the Effective Time and the first full payroll cycle after the Effective Time), the Surviving Corporation shall pay through its payroll systems (i) the amounts due pursuant to Section 2.03(a)(i) to the holders of Options (the aggregate amount of such cash payable to the holders of Options, the “Option Consideration”), (ii) the amounts due pursuant to Section 2.03(a)(ii) to the holders of RSUs (the aggregate amount of such cash payable to the holders of RSUs, the “RSU Consideration”) and (iii) the amounts due pursuant to Section 2.03(a)(iii) to the holders of PSUs (the aggregate amount of such cash payable to holders of PSUs, the “PSU Consideration” and, together with the Option Consideration and the RSU Consideration, the “Equity Award Consideration”).  The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Purchaser nor the Surviving Corporation will be required to deliver to any Person any shares of Company Common Stock or other equity interests of the Company, Purchaser or the Surviving Corporation (or other consideration in respect thereof) pursuant to (or in settlement of) any Options, RSUs or PSUs.

(c)                                  The Company shall take all necessary actions with respect to the ESPP so that: (i) at the ending date of the current offering period under the ESPP (i.e., December 31, 2015)  (the “Final Purchase Date”), all outstanding purchase rights (if any) shall be automatically exercised by applying the payroll deductions of each then current participant to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP; (ii) as of the Final Purchase Date, the ESPP shall be suspended, and no offering periods or purchase periods shall thereafter commence under the ESPP and no payroll deductions or other contributions shall thereafter be made or effected with respect to the ESPP; and (iii) conditional upon the occurrence of the Effective Time, the ESPP shall terminate effective on the day immediately preceding the Closing Date.

SECTION 2.04.                                   Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided that nothing in this Section 2.04 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser and Merger Sub that, except as (a) set forth in the disclosure letter delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement solely to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (b) disclosed in the Company SEC Documents filed with, or furnished to, the SEC since January 1, 2014 and publicly available prior to the date of this Agreement, other than any information contained in any part entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements.”

SECTION 3.01.                                   Organization and Standing; Subsidiaries.  (a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Purchaser, prior to the date of this Agreement, true and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) and the  Amended and Restated Bylaws of the Company (the “Company Bylaws”).

(b)                                 Section 3.01(b) of the Company Disclosure Letter sets forth a correct and complete list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation or formation of each such Subsidiary and the percentage of each Subsidiary’s outstanding equity interests owned by the Company or another Subsidiary of the Company.  All of the outstanding capital stock of, or other equity or voting interests in, each Subsidiary is directly or indirectly owned by the Company free and clear of all Liens, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests).  All the shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable.  Each Subsidiary is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Subsidiary has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Subsidiary is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  There are (i) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Company Subsidiary, (ii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Company Subsidiary, or that obligate the Company or any Company Subsidiary to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Company Subsidiary, (iii) no obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Subsidiary Securities”) and (iv) no restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the price or value of any Company Subsidiary Securities or dividends paid thereon or any other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Subsidiary Securities or dividends paid thereon.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d)                                 Section 3.01(d) of the Company Disclosure Letter sets forth each Person other than a Subsidiary of the Company in which the Company owns, directly or indirectly, any capital stock, or other equity or voting interests (each, a “Company Investment”).  All of the outstanding capital stock of, or other equity or voting interest in, each Company Investment that is owned, directly or indirectly, by the Company, is owned by the Company or a Subsidiary of the Company free and clear of all Liens, other than Permitted Liens, and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), except restrictions on transfer set forth in the agreements governing any such Company Investment.

SECTION 3.02.                                   Capital Stock.  (a)  The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”).  At the close of business on November 6, 2015 (the “Capitalization Date”):  (i) 51,131,865 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 13,567,527 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 6,777,079 shares were issuable upon exercise of outstanding Options, (B) 1,388,601 shares were issuable upon vesting and settlement of outstanding RSUs and (C) 1,202,088 shares were issuable upon vesting and settlement of outstanding PSUs (assuming achievement of maximum performance (200%)) and (iv) no shares of Company Preferred Stock were issued or outstanding.

(b)                                 Except as set forth in Section 3.02(a) above and Section 3.02(c) of the Company Disclosure Letter, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the price or value of any Company Securities or dividends paid thereon or other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon.  There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the forfeiture of Options, RSUs or PSUs or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of Options, or for purposes of satisfying Tax withholding obligations with respect to holders of Options, RSUs or  PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  No Subsidiary of the Company owns any Company Common Stock.  Neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon, other than pursuant to Options, RSUs or PSUs that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(c)                                  Section 3.02(c) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of:  (1) for each Option outstanding as of the Capitalization Date:  (A) the name of the holder thereof; (B) the number of shares of Company Common Stock issuable upon the exercise of such Option; (C) the exercise price thereof; (D) the date of grant and expiration date thereof; and (E) the vesting schedule for such Option (including any applicable accelerated vesting provisions); and (2) for each award of RSUs and/or PSUs outstanding as of the Capitalization Date, (A) the name of the holder thereof; (B) the number of shares of Company Common Stock subject to such award; (C) the date of grant thereof; and (D) the vesting schedule thereof (including any applicable accelerated vesting provisions and the extent to which applicable performance conditions will be satisfied at Closing).  Each grant of Options, RSUs and PSUs was duly authorized no later than the date on which the grant of such award was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors, or a committee thereof, and any required stockholder approval by the necessary number of votes or written consents, and each Option, RSU and PSU grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law.  The per share exercise price of each Option was not less than the fair market value of a share of the Company Common Stock on the applicable grant date.

(d)                                 All dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries (other than dividends or distributions between wholly owned Subsidiaries of the Company) that have been declared or authorized prior to the date hereof have been paid in full.

(e)                                  Except as set forth in Section 3.02(e) of the Company Disclosure Letter, as of the date of this Agreement, there is no outstanding Indebtedness of the Company or any Company Subsidiary other than as reflected in the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2015 or incurred (i) under the Credit Agreement after March 31, 2015 as set forth on Section 3.02(e) of the Company Disclosure Letter, (ii) in the

ordinary course of business consistent with past practice after March 31, 2015 in an aggregate amount less than $250,000 or (iii) between or among the Company and any Company Subsidiary.

SECTION 3.03.                                   Authority; Noncontravention.  (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and, in the case of the Merger, filing the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)                                 The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iii) subject to Section 5.02, resolved to recommend the adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).  The Board of Directors of the Company has directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement.

(c)                                  The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and performance by the Company of this Agreement will not, require any consent or other action of any Person under, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation under, or adversely modify any right or obligation or cause the loss of any benefit to which the Company or any Company Subsidiary is entitled under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) subject to receipt of the Company Stockholder Approval, the Company Certificate or the Company Bylaws or the comparable organizational documents of any of the Company Subsidiary, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license, contract or other agreement or instrument, whether written or oral (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, assets or businesses is subject, (iii) any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the properties, assets or businesses of the Company and its Subsidiaries, (iv) subject to receipt of the Company Stockholder Approval and the governmental filings and other matters referred to in Section 3.03(d), any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Authority (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or businesses or (B) order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority or competent arbitral tribunal (each, an “Order”) applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or businesses, other than, in the case of clauses (ii), (iii) and (iv), any such consents, contraventions, conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, changes, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, (ii) compliance with applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”), (iii) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04.                                   Voting Requirements.  The adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting or any adjournment or postponement thereof (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

SECTION 3.05.                                   Company SEC Documents; Undisclosed Liabilities.  (a) The Company has filed with or furnished to the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the Securities Act or the Exchange Act since the Applicable Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

(b)                                 The consolidated financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, had been prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries in accordance with GAAP (except, in the case of unaudited statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments).  There has been no material change in the Company’s accounting methods or principles since the Applicable Date that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c)                                  Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)                                 To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.  The Company has made available to Purchaser true, correct and complete copies of all written correspondence between the SEC, on one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since the Applicable Date.

(e)                                  Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except liabilities (i) reflected or reserved against in the audited consolidated balance sheet (including the notes thereto) of the Company and its Subsidiaries as of March 31, 2015, (ii) incurred after March 31, 2015 in the ordinary course of business consistent with past practice, (iii) incurred in connection with this Agreement or the transactions contemplated hereby or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)                                   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company and its Subsidiaries (including all means of access thereto and therefrom), except for any nonexclusive ownership and non-direct control that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.05(f).  The Company and its Subsidiaries have implemented and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer of the Company and the principal financial officer of the Company by others within those entities.  Such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act.  The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has made available to Purchaser prior to the date hereof a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date.

(g)                                  The Company is in compliance, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(h)                                 Since March 31, 2015, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company’s most recent definitive proxy statement on Schedule 14A filed with the SEC.

(i)                                     Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(j)                                    Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, any representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

SECTION 3.06.                                   Absence of Certain Changes.  (a) From March 31, 2015, through the date hereof, (i) there has not been any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice.

(b)                                 From March 31, 2015, through the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Purchaser’s consent, would constitute a breach of Sections 5.01 (a)(vi), (a)(viii), (a)(ix), (a)(xiii), or (a)(xv).

SECTION 3.07.                                   Litigation.  Except as set forth in Section 3.07 of the Company Disclosure Letter, (a) there is no, and since the Applicable Date, there has not been any, material inquiry, investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to the Company or any of the Company’s Subsidiaries or affecting any of their respective assets or properties and (b) there are no actions, suits, claims or proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable (i) with a potential liability of more than $1,000,000, (ii) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries or (iii) that is reasonably expected to result in criminal or civil sanctions against the Company or any of its Subsidiaries before any Governmental Authority.  Except as set forth in Section 3.07 of the Company Disclosure Letter, there is no, and since the Applicable Date, there has not been any, material Order to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject.  As of the date of this Agreement, there is no Action pending or, to the

Knowledge of the Company, threatened that seeks to materially interfere with or delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.08.                                   Compliance with Laws; Permits.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is and since the Applicable Date has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Laws and Orders applicable to the Company and its Subsidiaries and any of their respective assets or properties.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, each such Permit is in full force and effect and none of the Company or any of its Subsidiaries is in material default or violation of any such Permit, except where the failure to hold a Permit, failure of such Permit to be in full force and effect or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  As of the date of this Agreement, no material suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened.  This Section 3.08 does not relate to the Company SEC Documents or financial statements, which are the subject of Section 3.05.

(b)                                 The Company and its Subsidiaries, and, to the Knowledge of the Company, their officers, directors, employees and agents (in their capacity as officers, directors, employees or agents) are, and since the Applicable Date, have been, in compliance in all material respects with applicable Anti-Corruption Laws.  Neither the Company nor any of its Subsidiaries has, since the Applicable Date, received any written allegation, demand notice, or order, in each case, from a Governmental Authority with respect to, or launched any internal investigation or made any voluntary disclosure concerning, a material breach of or material liability under applicable Anti-Corruption Laws.  The Company and its Subsidiaries implement and maintain commercially reasonable internal controls, policies and procedures intended to detect, prevent and deter violations of applicable Anti-Corruption Laws.

SECTION 3.09.                                   Tax Matters.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)                                 the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate;

(b)                                 all Taxes of the Company and each of its Subsidiaries that are due (whether or not shown as due on a Tax Return) have been timely paid or adequately reserved against in accordance with GAAP, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person or entity;

(c)                                  as of the date hereof, the Company has not received, nor does it expect to receive, written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries;

(d)                                 there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(e)                                  neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law);

(f)                                   no deficiency for any Tax has been asserted or assessed by any Taxing Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved against in accordance with GAAP;

(g)                                  neither the Company nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(h)                                 neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b);

(i)                                     no claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved;

(j)                                    neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes), whether written or otherwise;

(k)                                 the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing or any election under Section 108(i) of the Code; and

(l)                                     neither the Company nor any of its Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company or any Subsidiary is or was the common parent, and neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

SECTION 3.10.                                   Employee Benefits.  (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each material Company Plan.  With respect to each Company Plan, the Company has made available to Purchaser true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Purchaser as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar reports required to be filed with any Governmental Authority and the three most recent actuarial valuations or similar reports, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) each insurance or group annuity contract or other funding vehicle and (vi) all material records, notices and filings concerning open, pending or threatened IRS or Department of Labor audits or investigations and/or corrective measures taken with respect thereto.

(b)                                 Each Company Plan has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is a master and prototype plan (as defined by the IRS), and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of or adversely affect such qualified status, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan, the assets thereof, any trust related thereto or any sponsor, administrator or fiduciary thereof, and no audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Company, threatened or anticipated with respect to such Company Plan.

(c)                                  With respect to each Company Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty, (ii) none of the assets of the Company, any Subsidiary thereof or any Commonly Controlled Entity is, or may reasonably be expected to become, the subject of any lien arising under ERISA or the Code and (iii) all contributions required to be made with respect thereto (whether pursuant to the terms of such Company Plan or by applicable Law) have been made.

(d)                                 No Company Plan is, and none of the Company, any Subsidiary thereof or any Commonly Controlled Entity sponsors, maintains, contributes to, has any obligation to contribute to, or otherwise has any obligation or liability (fixed or contingent) with respect to:  (i) a “multiemployer plan” (as defined in 4001(a)(3) of ERISA); (ii) a pension plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).  Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that presents a risk to the Company of incurring a liability under such Title.

(e)           No Company Plan provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Law, (ii) required to be provided through the end of the month in which such retirement or termination occurs, or (iii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(f)            The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (contingent or otherwise), (i) accelerate the time of payment or vesting, or increase the amount of compensation payable or otherwise enhance the benefits provided by the Company or any of its Subsidiaries to any of their respective directors, officers, consultants or employees, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan (including any Foreign Plan), (iii) entitle any employee or other service provider of the Company or any of its Subsidiaries to any compensatory payment or benefit, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan (including any Foreign Plan) on or following the Effective Time, or (v)  be reasonably expected to result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

(g)           There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code.

(h)           Each Company Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States (each “Foreign Plan”) that is material is set forth on Section 3.10(g) of the

Company Disclosure Letter.  With respect to each Foreign Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) such Foreign Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining agreements, and (ii) such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.

SECTION 3.11.            Labor Matters.  (a)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor union or similar organization with respect to employees based in the United States.  The Company has made available to Purchaser copies of its collective bargaining agreements and similar Contracts with respect to employees based outside of the United States, other than any such Contracts that are industry-wide or nationwide.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no present or threatened activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been or is being made by or on behalf of any labor or similar organization and (ii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has, during the past two (2) years, experienced any such strike, lockout, slowdown or work stoppage.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of the Company or its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, and (ii) the Company and its Subsidiaries have properly classified all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, neither the Company nor any Subsidiary thereof has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary thereof.

SECTION 3.12.            Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries are and at all times have been in compliance with all Laws and Orders relating to human health and safety, pollution or the protection of the environment or natural resources or contaminants or hazardous or toxic substances (collectively, “Environmental Laws”) applicable to the Company and its Subsidiaries, (ii) the Company and its Subsidiaries hold and comply with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted, (iii) neither the Company nor any of its Subsidiaries has received any written notice of, or to the Knowledge of the Company is the subject of, any investigation or Action by any Person asserting an obligation on the part of the Company or any of its Subsidiaries to conduct investigations or clean-up activities under Environmental Laws, alleging noncompliance by the Company or any of its Subsidiaries with any Environmental Law or alleging liability of the Company or any of its Subsidiaries under any Environmental Law and (iv) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Permits required under Environmental Law (including any such liability or obligation retained or assumed by contract or by operation of law).

SECTION 3.13.            Intellectual Property.  (a)  Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all the following Company Intellectual Property as of the date of this Agreement:  (i) Patents; (ii) registered Trademarks and applications therefor and unregistered Trademarks that are material to the Company or any of its Subsidiaries; (iii) registered Copyrights and applications therefor, and (iv) internet domain names and social media accounts registered in the name of the Company or any of its Subsidiaries, including for each item listed in clauses (i) through (iii), as applicable, the owner, the jurisdiction, the application/serial number, the patent/registration number, the filing date, and the issuance/registration date, and for each item listed in clause (iv), the registrant, the registrar, and the expiration date.  All of the foregoing registered Company Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law, and has not been cancelled, expired or abandoned.  The Business Intellectual Property constitutes all Intellectual Property necessary and sufficient for the conduct of the businesses of the Company and its Subsidiaries as presently conducted in all material respects.

(b)           (i)            The Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens, other than Permitted Liens;

(ii)           except as would not reasonably be expected to have a Material Adverse Effect, all  Company Intellectual Property is valid, enforceable, has been duly maintained and is in full force and effect;

(iii)          to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted, the Company Intellectual Property and the Company Products or Services have not and do not infringe upon, misappropriate, conflict with, or otherwise violate in any material respect any rights of any Person in or to any Intellectual Property, violate any right to privacy or publicity;

(iv)          neither the Company nor any of its Subsidiaries has received any written invitation to license, cease and desist or equivalent letter or notice since March 31, 2012 from any Person, and there are no pending Actions against the Company or any of its Subsidiaries, (A) asserting that the Company Intellectual Property or the conduct of the Company or any of its Subsidiaries constitutes infringement, misappropriation or other violation of any rights in Intellectual Property, a violation of any right to privacy or publicity, or  unfair competition or trade practices under the Laws of any jurisdiction, or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Company Intellectual Property;

(v)           except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating, violating, diluting, disclosing, using in an unauthorized manner, or otherwise conflicting with any Company Intellectual Property;

(vi)          except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has sent any written notice since March 31, 2012, to any Person, and there are no pending Actions by the Company or any of its Subsidiaries, (A) asserting the infringement, misappropriation or other violation of any Company Intellectual Property or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any person with respect to, any Company Intellectual Property; and

(vii)         except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Order restricting the rights of the Company or its Subsidiaries with respect to any of the Intellectual Property owned by the Company or its Subsidiaries, or restricting the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate a Person’s rights to Intellectual Property.

(c)           The Company and its Subsidiaries have used commercially reasonable efforts to protect the confidentiality of all material Business Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use. The Company and its Subsidiaries have not entered into any material Contracts with any Person requiring, upon the absence or occurrence of an event or Default, the disclosure or license of any Source Code included in the Company Intellectual Property.

(d)           All current and former employees, consultants and contractors of the Company or any of its Subsidiaries or other Persons that have participated in the creation or development of any material Company Intellectual Property have executed valid and enforceable agreements in which they have assigned or otherwise vested all of their rights in and to such Company Intellectual Property to the Company or its Subsidiaries and have agreed to maintain the confidentiality of such Company Intellectual Property.  No funding, facilities or resources of any Governmental Authority, university, college, other educational institution or research center was used in the development of the Company Intellectual Property, and except pursuant to standard customer contracts entered into in the ordinary course of business, no such entity has the right to obtain ownership of or other right or interest in or to any Company Intellectual Property.  Neither the Company nor any of its Subsidiaries have been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property.

(e)           No Open Source Materials have been used in, incorporated into, embedded, integrated or bundled with, or used in the development or compilation of, any Company Products or Services or any other Software that is part of the Company Intellectual Property.  No Open Source Materials have been modified or distributed by or on behalf of Company or any of its Subsidiaries in such a manner as would require the Company or any of its Subsidiaries to (a) publicly make available any Source Code that is part of the Company Intellectual Property, (b) license, distribute, or make available any Source Code for the purpose of reverse engineering or making derivative works of such Source Code, or to permit any other Person to perform such actions, or (c) be restricted or limited from charging for distribution of any Company Products or Services or any other Software that is part of the Company Intellectual Property.

(f)            All Information Technology Systems and Business Intellectual Property (and all parts thereof) operate and perform in all material respects as required by the Company and its Subsidiaries, have not materially malfunctioned or failed since the Applicable Date, and are free of (i) any critical defects, including any critical error or critical omission in the processing of any transactions and (ii) any Malicious Code.  The Company and its Subsidiaries take and have taken reasonable steps intended to ensure that the Information Technology Systems used in connection with the operation of the business of the Company and its Subsidiaries are free from Malicious Code.  The Company and its Subsidiaries have disaster recovery plans, procedures and facilities that are consistent with commercially reasonable practices of the industry of the Company, and take and have taken all commercially reasonable steps to safeguard and back-up at secure off-site locations the Information Technology Systems.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such Information Technology Systems during the past five (5) years.

SECTION 3.14.            Rights Agreement; Anti-Takeover Provisions.  (a)  The Company is not party to any stockholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan.

(b)           Assuming the accuracy of the representations and warranties set forth in Section 4.06, the Board of Directors of the Company has taken all necessary action to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the restrictions set forth in Section 203 of the DGCL and, accordingly, neither such Section nor any other takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar Law of the State of Delaware (collectively, “Takeover Laws”) applicable to the Company does not, and will not, apply to the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby.  No other takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar Law enacted under U.S. state or federal laws apply to the Merger, this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby.

SECTION 3.15.            Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it is first published or mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.16.            Material Contracts.  (a)  Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries are party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound (other than this Agreement and the Company Plans) that:

(i)            is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(ii)           relates to the formation, creation, governance or control of any joint venture, partnership or other similar arrangement;

(iii)          constitutes an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, Contract or series of related Contracts or other evidence of Indebtedness of the Company or any of its Subsidiaries or any agreement providing for or securing Indebtedness, in each case having an outstanding or committed amount in excess of $250,000, other than (A) Indebtedness between or among any of the Company and any of its Subsidiaries and (B) letters of credit;

(iv)          relates to the development, ownership, use, licensing (or covenant not to sue, non-assertion, co-existence, settlement or similar agreements or consents related to) of any material Intellectual Property (including Company Intellectual Property), and including both licenses from the Company or any of its Subsidiaries to any Person and licenses from any Person to the Company or any of its Subsidiaries, except that Section 3.16(a) of the Company Disclosure Letter does not need to disclose (i) licenses of commercially available Software available on reasonable terms to the public, which Software has not been materially modified or misused, or incorporated into, or used in the development of, any Company Product or Service, (ii) nonexclusive licenses granted to customers of the Company or the Subsidiaries in the ordinary course of business and (iii) licenses that arise as a matter of law by implication as a result of sales of the Company Products or Services;

(v)           relates to the acquisition or disposition of any businesses, assets, securities, properties or interests (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $250,000 individually, or $500,000 in the aggregate (other than acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice);

(vi)          prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of any guarantee by the Company or any of its wholly owned Subsidiaries;

(vii)         (A) contains any material exclusivity or similar provision that is binding on the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) or (B) otherwise limits or restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) from (1) engaging or competing in any material line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person;

(viii)        includes (A) any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company to any Person, (B) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to any Person or (C) any arrangement between the Company and any Person that limits or purports to limit in any respect the ability of the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Purchaser or any of its Subsidiaries) to own, operate, sell, license, transfer, pledge or otherwise dispose of any material businesses, assets, securities, properties or interests;

(ix)          is a material interest, rate, currency or other swap or derivative transaction (other than those entered into in the ordinary course of business solely for hedging purposes);

(x)           is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries, or which materially restricts or imposes material obligations upon the Company and its Subsidiaries, taken as a whole;

(xi)          alone, or together with a series of related Contracts, requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in any such case which is in excess of $100,000;

(xii)         pursuant to which the Company or any of its Subsidiaries has continuing indemnification (except those entered into in the ordinary course and consistent with past practice), guarantee, “earnout” or other contingent payment obligations (excluding marketing and screen credits) under or by virtue of, in each case that would reasonably be expected to result in payments, individually or in the aggregate, in excess of $250,000;

(xiii)        with a customer (including Exhibitors), supplier or vendor (A) pursuant to which the Company or any of its Subsidiaries received aggregate payments or receipts of more than $1,000,000 in 2014, or expects to receive aggregate payments or receipts of more than $1,000,000 in 2015, or (B) pursuant to which the Company and its Subsidiaries made aggregate payments of more than $500,000 in 2014, or expects to make aggregate payments or more than $500,000 in 2015; or

(xiv)        is for the employment of any executive officer or employee providing for annual cash compensation in excess of $200,000.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiary, and to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect in accordance with its terms, except to the extent such Material Contract has expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Material Contract, is in breach or violation of, or in default under, any Material Contract, (iii) to the Knowledge of the Company, no event or condition exists that (with or without notice or lapse of time, or both) would constitute a default on the part of the Company or any of its Subsidiaries or any other party to any Material Contract under any Material Contract, (iv) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract and (v) to the Knowledge of the Company, no party has provided written notice of termination with respect to any Material Contract.  A true, correct and complete copy of each Material Contract has been provided to Purchaser.

SECTION 3.17.            Properties.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has a valid leasehold estate in all Leased Real Property free and clear of all Liens, other than Permitted Liens.  Section 3.17(a) of the Company Disclosure Letter sets forth the street address of each parcel of Leased Real Property and the Leases related thereto.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Lease for Leased Real Property is in full force and effect and is the valid, binding and enforceable obligation of the Company or one of its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the Bankruptcy and Equity Exception, (ii) there is no breach or default under any Lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such breach or default by the Company or its Subsidiaries thereunder or permit the termination, modification or acceleration of rent under any Lease, (iii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, and (iv) neither the Company nor any of Company Subsidiary has received any notice of termination from any lessor under any Lease.  The Company has made available to Purchaser true, correct and complete copies of all material Leases.  To the Knowledge of the Company, there are no pending or threatened condemnation or eminent domain proceedings that affect any Leased Real Property.

(b)           Neither the Company nor any Company Subsidiary owns any real property.

SECTION 3.18.            Exhibitors.  As of the date hereof, Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty (20) largest exhibitor customers (“Exhibitors”) of the Company and its Subsidiaries, taken as a whole (based on the dollar value of revenues from the fiscal year ended March 31, 2015).  Since March 31, 2014, through the date of this Agreement, none of the foregoing Exhibitors has notified the Company or any Company Subsidiary in writing or, to the Company’s Knowledge, orally (a) that such Exhibitor intends to materially and adversely modify its relationship with the Company or any Company Subsidiary or to materially decrease or limit materially its purchase of products or services from the Company or any Company Subsidiary or (b) of any material dispute with any such Exhibitor.

SECTION 3.19.            Insurance.  The Company and each of its Subsidiaries and their respective assets and properties are covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industry and locales in which the Company and its Subsidiaries operate.  Except as set forth in Section 3.19 of the Company

Disclosure Letter, as of the date hereof, there is no material claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer.  Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any material insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries.  As of the date hereof, no policy limits applicable to any insurance policies of the Company or any of its Subsidiaries have been exhausted or materially reduced.

SECTION 3.20.            Cinema Systems.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or a Company Subsidiary has good and valid title to all the RealD Cinema Systems reflected as being owned by them on the audited consolidated balance sheet of the Company as of March 31, 2015 or acquired thereafter (other than RealD Cinema Systems that may have been sold or other otherwise disposed of in the ordinary course of business consistent with past practice since March 31, 2015), free and clear of all Liens, other than Permitted Liens, and (b) the RealD Cinema Systems are in good operating condition (normal wear and tear excepted) and are adequate in all material respects for use in the ordinary course of business.

SECTION 3.21.            Affiliate Transactions.  No Related Party is, and to the Knowledge of the Company, no former senior employee, director or officer of the Company or its Subsidiaries is, a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements) or any of their respective properties or assets, has any material interest in any asset or property used by the Company or its Subsidiaries, has borrowed money from or loaned money to the Company or its Subsidiaries, or has engaged in any material transaction since the Applicable Date with the Company or its Subsidiaries.

SECTION 3.22.            Opinions of Financial Advisors.  The Board of Directors of the Company has received the opinion of Moelis & Company LLC (“Moelis”) to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Purchaser and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders.  It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Purchaser or Merger Sub.  A copy of such opinion will promptly be provided to Purchaser, for informational purposes, following receipt thereof by the Company.

SECTION 3.23.            Brokers and Other Advisors.  Except for Moelis, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has made available to Purchaser a true, correct and complete copy of all agreements pursuant to which Moelis is entitled to any fee, commission or expenses in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Purchaser and Merger Sub to the Company concurrent with the execution of this Agreement (the “Purchaser Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Purchaser Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement solely to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), Purchaser and Merger Sub jointly and severally represent and warrant to the Company that:

SECTION 4.01.            Organization and Standing.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Purchaser and Merger Sub has all necessary organizational power and authority to carry on its business as presently conducted, except as would not, or would not reasonably be expected to, impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement or (b) consummate the Merger and the other transactions contemplated hereby.  Each of Purchaser and Merger Sub has all requisite organizational power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Each of Purchaser and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Purchaser has made available to the Company, prior to the date of this Agreement, true and complete copies of Purchaser’s and Merger Sub’s certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof.

SECTION 4.02.            Authority; Noncontravention.  (a)  Each of Purchaser and Merger Sub has all requisite limited liability company or corporate power (as applicable) and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement by RT Rhombus Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser (“RT Rhombus”), as sole stockholder of Merger Sub (which adoption shall be provided by the written consent of RT Rhombus immediately following the execution of this Agreement), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  No vote of holders of any securities of Purchaser (equity or otherwise) is necessary under any Law to approve this Agreement or the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Merger Sub and the sole Member of Purchaser and, except for the adoption of the Merger by RT Rhombus in its capacity as the sole stockholder of Merger Sub (which adoption shall be provided by the written consent of RT Rhombus immediately following the execution of this Agreement), no other limited liability company or corporate proceedings (as applicable) on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           The Board of Directors of Merger Sub and the sole Member of Purchaser have (i) determined that it is fair to and in the best interests of Purchaser and Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

(c)           The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and compliance with Purchaser and Merger Sub with the provisions of this Agreement will not, require any consent or other action of any Person under, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation under, or adversely modify any right or obligation or cause the loss of any benefit to which the Purchaser or Merger Sub is entitled under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or Merger Sub under, (i) the certificate of incorporation, bylaws or other comparable charter or organizational documents of Purchaser or Merger Sub, (ii) any Contract to which Purchaser or Merger Sub is a party or any of their respective properties, assets or businesses is subject, (iii) any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the properties, assets or business of Purchaser or Merger Sub, (iv) subject to receipt of the governmental filings and other matters referred to in Section 4.02(d), any Law or Order applicable to Purchaser or Merger Sub or any of their respective properties, assets or businesses, other than, in the case of clauses (ii), (iii) and (iv), any such consents, contraventions, conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, changes, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub or the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, (ii) compliance with applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 13E-3, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

SECTION 4.03.            Litigation.  There are no Actions pending or, to the Knowledge of Purchaser and Merger Sub, threatened against Purchaser or Merger Sub or any of their respective Affiliates, or any Order to which Purchaser or Merger Sub or any of their respective Affiliates is subject, except, in each case, for those that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

SECTION 4.04.            Ownership and Operations of Merger Sub.  (a)  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share.  All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by RT Rhombus, free and clear of all Liens.

(b)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.

SECTION 4.05.            Information Supplied.  None of the information supplied or to be supplied by or on behalf of Purchaser or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting that has become false or misleading.

SECTION 4.06.            No Ownership of Company Common Stock.  None of Purchaser, Merger Sub or any of their Affiliates is or has been during the past three (3) years an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  None of Purchaser, Merger Sub or any of their Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three (3) years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three (3) years has been) a party to any Contract (other than this Agreement and the Voting Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

SECTION 4.07.            Financing.  (a)  RT Rhombus has received and accepted an executed commitment letter, dated November 8, 2015 (such commitment letter, including all exhibits, schedules, annexes and amendments thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt financing described therein (the “Debt Financing”).  RT Rhombus has received and accepted the engagement letter (the “Engagement Letter”) described in the last sentence of paragraph 1 of the Debt Commitment Letter (as of the date hereof).  Purchaser has received and accepted an executed commitment letter, dated November 8, 2015 (the “Preferred Commitment Letter”) from the investors party thereto (collectively, the “Preferred Investors”) pursuant to which the Preferred Investors have agreed, subject to the terms and conditions thereof, to purchase equity securities of Purchaser as described therein (the “Preferred Financing”).  Purchaser has received and accepted an executed equity commitment letter, dated November 8, 2015 (the “Sponsor Commitment Letter”) from the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to purchase equity securities of Purchaser as described therein (the “Sponsor Equity Financing”).  The Sponsor Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement on the terms and subject to the conditions therein.  Purchaser has received and accepted the Rollover Commitment Letter (such Rollover Commitment Letter, together with the Debt Commitment Letter, the Preferred Commitment Letter and the Sponsor Commitment Letter, the “Commitment Letters”) from each of the Rollover Investors pursuant to which the Rollover Investors have committed, subject to the terms and conditions thereof, to transfer, contribute and deliver to Purchaser the Rollover Shares (the “Rollover Investment”).  The Rollover Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement on the terms and subject to the conditions therein.  The Debt Financing pursuant to the Debt Commitment Letter, the Preferred Financing pursuant to the Preferred Commitment Letter, the Sponsor Equity Financing pursuant to the Sponsor Commitment Letter, and the Rollover Investment pursuant to the Rollover Commitment Letter are collectively referred to in this Agreement as the “Financing.”

(b)           Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders, the Preferred Investors, the Guarantor or the Rollover Investors to provide the Financing or any contingencies that would permit the Lenders, the Preferred Investors, the Guarantor or the Rollover Investors to reduce the total amount of the Financing.  As of the date of this Agreement, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing necessary to make the Closing Date Payments will not be available to Purchaser on or prior to the Closing Date.

(c)           Assuming the accuracy of the Company’s representations and warranties set forth in Article III and the performance by the Company of its obligations under this Agreement, the aggregate proceeds of the Financing, when funded in accordance with the Commitment Letters, together with the cash of the Company and its Subsidiaries on the Closing Date, will be sufficient for (i) the payment of the aggregate Merger Consideration, (ii) the Equity Award Consideration and any fees and expenses of or other amounts payable by Purchaser in connection with the transactions contemplated by this Agreement and the Financing and (iii) the repayment of any outstanding indebtedness of the Company or its Subsidiaries contemplated by this Agreement or the Financing Commitments to be repaid on the Closing Date, including the Existing Company Debt outstanding as of the Closing Date (collectively, the “Closing Date Payments”).

(d)           Purchaser has delivered to the Company true, complete and correct copies of the executed Commitment Letters and, with respect to the Debt Commitment Letter, each related fee letter (redacted for certain provisions not related to the conditionality, availability, termination or aggregate principal amount of the Financing), the Engagement Letter (redacted for certain provisions not related to the conditionality, availability, termination or aggregate principal amount of the Financing) and the letter described on Section 4.07(d) of the Purchaser Disclosure Letter.  The Commitment Letters are (i) valid and binding obligations of Purchaser or RT Rhombus (as applicable) and (in the case of the Debt Commitment Letter, the Preferred Commitment Letter and the Rollover Commitment Letter, to the Knowledge of Purchaser) of each of the other parties thereto (subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law)) and (ii) in full force and effect.  As of the date hereof, Purchaser has no reason to believe that any event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a breach or a failure to satisfy a condition precedent, in each case, on the part of Purchaser, RT Rhombus or Merger Sub under the terms and conditions of the Commitment Letters.  Purchaser has paid in full (or caused to be paid in full) any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters that are due and payable on or before the date of this Agreement.  As of the date hereof, none of the Commitment Letters has been modified, amended or altered, and none of the commitments under any of the Commitment Letters has been withdrawn, terminated, amended, modified or rescinded in any respect.  As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (except for the Commitment Letters, the Engagement Letter, the redacted fee letters referred to above and as set forth on Section 4.07(d) of the Purchaser Disclosure Letter) to which Purchaser, RT Rhombus or Merger Sub or any of their Affiliates are party relating to the funding or investing, as applicable, of the full amount of the Financing.

(e)           Without limiting Sections 6.02, 7.04 and 8.08, in no event shall the receipt or availability of any funds or financing by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser or Merger Sub hereunder.

SECTION 4.08.            Certain Arrangements.  Except for the Voting Agreement and the Rollover Commitment Letter, as of the date hereof, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Purchaser, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries, the Company Common Stock or the transactions contemplated by this Agreement or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

SECTION 4.09.            Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, Merger Sub or any of their respective Affiliates.

SECTION 4.10.            Independent Investigation.  Each of Purchaser and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries.  Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Merger and the other transactions contemplated by this Agreement.  Purchaser confirms that the Company has made available to Purchaser, Merger Sub and their respective Affiliates and Representatives the opportunity to ask questions of the officers and management of the Company, as well as access to the documents, information and records of or with respect to the Company and its Subsidiaries and to acquire additional information about the business and condition (financial or otherwise) of the Company and its Subsidiaries, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries.

SECTION 4.11.            Guaranty.  Concurrently with the execution of this Agreement, Purchaser has delivered to the Company a true, complete and correct copy of the executed Guaranty.  The Guaranty is valid, binding and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief), and is in full force and effect, and as of the date hereof no fact, circumstance, state of affairs or occurrence has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of the Guarantor under the terms and conditions of the Guaranty.

SECTION 4.12.            Solvency.  As of the Effective Time, immediately after giving effect to all of the transactions contemplated by this Agreement, including the incurrence of the Debt Financing and the Preferred Financing, the Merger and the payment of the Closing Date Payments, and assuming (a) the accuracy of the Company’s representations and warranties set forth in this Agreement, the compliance by the Company with the covenants contained in this Agreement and the satisfaction of the conditions to Purchaser’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement, or the waiver of such conditions, and (b) the most recent financial forecasts of the Company and its Subsidiaries delivered to

Purchaser have been prepared in good faith based upon assumptions that were and continue to be reasonable:  (i) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will, as of such date, exceed the total amount of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, (ii) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or in which they are proposed to be engaged, and (iii) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.01.            Conduct of Business.  (a)  During the period from the date hereof until the Effective Time, except as required by applicable Law, as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, unless Purchaser otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve its and their business organizations substantially intact, to keep available the services of its and their officers and employees and to preserve existing relations with key customers (including Exhibitors), suppliers and other Persons with whom the Company or its Subsidiaries have significant business or regulatory relationships.  Without limiting the generality of the foregoing, and except as required by applicable Law, as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, during such period, unless Purchaser otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            amend the Company Certificate or the Company Bylaws or amend in any material respect the comparable organizational documents of any Subsidiary of the Company (including by merger, consolidation, conversion or otherwise);

(ii)           (A) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity or voting interests, or issue, deliver, sell or grant any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for (1) any issuance, sale or grant between or among the Company and its Subsidiaries, or (2) the issuance of shares of Company Common Stock pursuant to the exercise or settlement of Options, RSUs, or PSUs outstanding on the date hereof in accordance with the terms of the applicable Company Plan in effect on the date hereof, (B) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to written commitments in effect as of the date hereof with former directors or employees in connection with the termination of their services to the Company or any of its Subsidiaries or (y) in connection with the satisfaction of Tax withholding obligations with respect to Options, RSUs, or PSUs, or acquisitions by the Company in connection with the net exercise of Options, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries or (D) split, combine, subdivide, reclassify, recapitalize or effect any other similar transaction with respect to any shares of its capital stock or other equity or voting interests;

(iii)          (A) incur, assume, guarantee or otherwise become liable for any Indebtedness or enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, except for (1) Indebtedness, guarantees, “keep well” or other Contracts between or among any of the Company and any of its Subsidiaries, (2) Indebtedness incurred under the Credit Agreement or (3) any other Indebtedness having an aggregate principal amount outstanding that is not in excess of $250,000, provided that such Indebtedness may be repaid at Closing without any prepayment or similar penalty or (B) make any loans, capital contributions or advances to any Person, other than to the Company or any Subsidiary of the Company other than in the ordinary course of business consistent with past practice;

(iv)          sell, lease, license or otherwise transfer to any Person, in a single transaction or series of related transactions, any of its businesses, assets, securities, properties or interests, except (A) dispositions of obsolete, worn-out or surplus supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice, (B) transfers between or among the Company and its Subsidiaries, (C) pursuant to existing Contracts in effect on the date hereof or (D) sales or other dispositions of inventory, merchandise or products in the ordinary course of business consistent with past practice;

(v)           make or authorize capital expenditures or incur any obligations or liabilities in respect thereof that, individually or in the aggregate, exceed $250,000, except as budgeted in the Company’s current plan, which plan is forth on Section 5.01(a)(v) of the Company Disclosure Letter;

(vi)          make any acquisition, directly or indirectly, of any businesses, assets, securities, properties or interests (whether by merger, sale of stock, sale of assets or otherwise) for consideration that, individually or in the aggregate, exceeds $250,000, except for acquisitions of supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice;

(vii)         (A) hire or terminate any officer or director of the Company or any Subsidiary other than “for cause,” (B) grant to any director or officer of the Company or any Subsidiary any material increase in the amount, rate or terms of compensation or benefits, (C) grant to any director or officer of the Company or any Subsidiary any material increase in severance, retention, transaction incentive or termination pay, (D) enter into any employment or consulting agreement with any director or officer of the Company or any Subsidiary pursuant to which the annual cash compensation under such agreement exceeds $150,000, (E) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan, (F) pay or agree to pay any compensation or benefit not contemplated by a Company Plan to any current or former director, officer, employee or consultant of the Company or any Subsidiary, (G) grant any awards under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Company Plan, or (H) take any action to accelerate any rights, vesting, payments or benefits under any Company Plan, except, in the case of each of clauses (A) through (H), (x) in the ordinary course of business or (y) as required pursuant to this Agreement or the terms of any Company Plan in effect on the date hereof;

(viii)        make any material change in its financial accounting methods, principles or policies, except as may be required by a change in GAAP;

(ix)          adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than with respect to any merger or consolidation among wholly owned Subsidiaries of the Company);

(x)           pledge, encumber, abandon, dedicate to the public, permit to lapse, fail to maintain or otherwise dispose of any material Intellectual Property, including Company Intellectual Property;

(xi)          fail to maintain or protect the confidentiality of any trade secret, Source Code, data or other information related to the business of the Company or its Subsidiaries other than in a commercially reasonable manner and consistent with the Company’s and its Subsidiaries’ past practice;

(xii)         mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any Lien, other than Permitted Liens, any of its assets or properties, other than to secure Indebtedness permitted under Section 5.01(a)(iii);

(xiii)        waive, release, assign, settle or compromise any pending or threatened Action, or other claim against the Company or any of its Subsidiaries or any of their respective directors, officers or employees with respect to their positions as such with the Company or its Subsidiaries or the operation of the business thereof, other than waivers, releases, assignments, settlements or compromises that (A) require payment by the Company or any of its Subsidiaries of amounts that do not, individually or in the aggregate, exceed $500,000 and (B) do not involve any non-monetary, injunctive or equitable relief or involve the admission of wrongdoing (including unlawful conduct) by the Company or any of its Subsidiaries or any of its officers, directors or employees;

(xiv)        other than in the ordinary course of business, (A) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) settle or compromise any material Tax liability, audit claim or assessment, (D) surrender any right to claim a material Tax refund, (E) file any amended Tax Return with respect to any material Tax, (F) enter into any closing agreement with respect to any material Tax or (G) waive or extend the statute of limitations with respect to any material Tax other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(xv)         grant any material refunds, credits, rebates or other allowances to any customer (including any Exhibitor), other than in the ordinary course of business consistent with past practice;

(xvi)        enter into any Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities or equity interests;

(xvii)       fail to use commercially reasonable efforts to maintain in full force and effect existing insurance coverage in all material respects; provided, that in the event of a termination, cancellation or lapse of any material insurance policies, it shall use commercially reasonable efforts to promptly obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof;

(xviii)      (A) other than in the ordinary course of business consistent with past practice (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract, or (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, (B) enter into or extend the term or scope of any Contract that purports to materially restrict the Company, or any Company Subsidiary, from engaging or competing in any line of business or in any geographic area, or (C) enter into any Material Contract that would be breached upon consummation of the Merger or require the consent of any other Person in connection with the consummation of the Merger;

(xix)        enter into, amend, modify, waive or terminate (other than terminations in accordance with their terms) any Contract or other transaction between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand;

(xx)         enter into or adopt any “poison pill” or similar stockholder rights plan; or

(xxi)        authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)           Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, neither Purchaser nor Merger Sub shall knowingly take or permit any of their respective controlled Affiliates to take any action that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Merger and the other transactions contemplated thereby.

(c)           Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02.            No Solicitation; Change in Recommendation.  (a)  The Company shall, and shall cause each of its Subsidiaries to, and shall cause its and their Representatives to, (i) immediately cease any inquiries, solicitation, encouragement, discussions or negotiations with any Persons with respect to a Takeover Proposal (or that could reasonably be expected to lead to a Takeover Proposal) that existed on or prior to the date of this Agreement, (ii) promptly (and in any event within four (4) Business Days of the date of this Agreement) deliver a written notice to each such Person to the effect that the Company is ending all such discussions and negotiations with such Person, effective on the date of this Agreement, and which written notice shall also request such Person to promptly return or destroy all nonpublic information concerning the Company and its Subsidiaries previously provided to any such Person by the Company or any of its Subsidiaries or their respective Representatives, (iii) immediately cease all access of any Person (other than Purchaser and its Affiliates and Representatives and the Company and its Representatives) to any electronic data room maintained by the Company with respect to the transactions contemplated by this Agreement, and (iv) from the date hereof until the Effective Time, not, and not publicly announce any intention to, directly or indirectly, (A) initiate, solicit, cause, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any other Person any non-public information, or afford any other Person with access to the business, employees, officers, contracts, properties, assets, or books and records, in each case in connection with, or that could reasonably be expected to lead to, a Takeover Proposal, or (C) grant any waiver, amendment or release under any standstill or confidentiality agreement, or fail to enforce any standstill or confidentiality agreement unless the Board of Directors of the Company determines after consulting with the outside legal counsel that the failure to grant any such waiver, amendment or release would be inconsistent with its fiduciary duties under applicable Law.

(b)           Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a Takeover Proposal that was unsolicited and did not otherwise result from a breach of the Company’s obligations under this Section 5.02, (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that both (A) the failure to take the applicable action referred to in either of clause (x) or (y) below would be inconsistent with the exercise of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and (B) such Takeover Proposal would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and (y) following entry into such Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal.  If, pursuant to clause (x) of the foregoing sentence, the Company furnishes to a Person or group of Persons making a Takeover Proposal any written information or other material information concerning the Company or its Subsidiaries that has not previously been furnished or made available to Purchaser or its Representatives, the Company shall promptly (and in any event within twenty-four (24) hours) furnish such information to Purchaser.  As used in this Agreement, the term “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date hereof that contains provisions that are substantially similar to and not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include a standstill.

(c)           The Company shall promptly (and in any event within twenty-four (24) hours) notify Purchaser in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or any inquiry that could reasonably be expected to result in a Takeover Proposal and shall provide Purchaser with a copy of such Takeover Proposal (if in writing) and all documents, instruments and communications relating thereto or, if oral, a written summary of the material terms and conditions of any such Takeover Proposal, the identity of the Person or group of Persons making such Takeover Proposal and any arrangements with the Rollover Investors or their Affiliates contemplated thereby, and the Company shall keep Purchaser reasonably informed on a prompt basis (and in any event within twenty-four (24) hours) of the status and terms of any such discussions or negotiations and any material developments with respect to any such Takeover Proposal (including any amendments, modifications or other changes thereto) and provide copies of all documents, instruments and communications relating thereto.  The Company agrees that it and its Subsidiaries will not, after the date of this Agreement, enter into any agreement with any Person that prohibits the Company from providing any information to Purchaser in accordance with this Section 5.02(c).

(d)           Except as set forth in Section 5.02(e) and this Section 5.02(d), neither the Board of Directors of the Company nor any committee thereof shall:  (i) withhold, withdraw, change, modify, amend or qualify, or otherwise propose to withhold, withdraw, change, modify, amend or qualify, in a manner adverse to Purchaser or Merger Sub, or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation, (ii) approve or adopt, or recommend the approval or adoption of, or otherwise propose to recommend, approve or adopt, any Takeover Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) within six (6) Business Days following a written request by Purchaser following the date any Takeover Proposal or any material modification thereto is first published or sent, given or communicated to the stockholders of the Company, fail to issue a press release that reaffirms the Company Board Recommendation; provided, that Purchaser may not make any such request on more than one occasion in respect of any Takeover Proposal or any material modification of a Takeover Proposal, (v) in the event of a tender offer or exchange offer for any outstanding shares of Company Common Stock, fail to recommend against the acceptance of such offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof, (vi) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement in accordance with Section 5.02(b) (each, a “Company Acquisition Agreement”), or (vii) resolve, propose or agree to do any of the foregoing (any action described in the foregoing clauses (i)-(vi) being referred to as an “Adverse Recommendation Change”).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company and any committee thereof may (A) make an Adverse Recommendation Change in circumstances involving a Takeover Proposal if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that both (x) such Takeover Proposal constitutes a Superior Proposal and (y) the failure to make such Adverse Recommendation Change would result in a breach of the directors’ fiduciary duties to the Company’s stockholders under applicable Law, and (B) solely with respect to a Superior Proposal that was unsolicited and did not otherwise result from a breach of this Section 5.02, cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal, terminate this Agreement pursuant to Section 7.01(d)(ii) and concurrently pay to Purchaser the Company Termination Fee in accordance with Section 7.04(a); provided, however, that the Board of Directors of the Company or a committee thereof, as applicable, shall not, and shall cause the Company not to, take any action set forth in the foregoing clauses (A) or (B) unless (1) the Company has given Purchaser at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include a copy of such Superior Proposal (if in writing) or a summary of the material terms and conditions of such Superior Proposal (if made orally) that serves as the basis for such action and the identity of the Person or group of Persons making such Superior Proposal), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (3) following the end of such notice period, the Board of Directors of the Company or a committee thereof has considered in good faith such proposed revisions, and has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal nevertheless continues to constitute a Superior Proposal if the revisions proposed were to be given effect.  Any modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 5.02(d); provided, however, that the period during which the Company and its Representatives are required to afford Purchaser an opportunity to propose revisions to the terms of this Agreement, and to negotiate with Purchaser in response to such new Takeover Proposal, shall expire on the later to occur of (x) two (2) Business Days after the Company provides written notice of such new Takeover Proposal to Purchaser and (y) the end of the original four (4) Business Day period described in the preceding sentence.

(e)           Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company and any committee thereof may make an Adverse Recommendation Change in circumstances not involving a Takeover Proposal if the Board of Directors of the Company or any committee thereof has determined (after taking into account revisions proposed by Purchaser pursuant to clause (ii) of the following proviso) in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change due to events occurring after the date hereof that materially affect the business, assets or operations of the Company and that are not known or reasonably foreseeable on the date hereof would result in a breach of the directors’ fiduciary duties to the Company’s stockholders under applicable Law, provided, however, that prior to effecting any such Adverse Recommendation Change, the Company shall (i) provide Purchaser with written information describing in reasonable detail any event that would reasonably be expected to lead to an Adverse Recommendation Change pursuant to this Section 5.02(e) as promptly as practicable after the occurrence of such event (and in any event at least four (4) Business Days before such Adverse Recommendation Change) and shall keep Purchaser informed, on a current and ongoing basis, of material developments relating thereto, and (ii) negotiate, and cause its Representatives to negotiate in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions to the terms of this Agreement such that the failure to make such Adverse Recommendation Change would no longer result in a breach of the directors’ fiduciary duties to the Company’s stockholders under applicable Law.

(f)            Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) issuing a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act, (ii) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by the Board of Directors of the

Company’s fiduciary duties under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or a Takeover Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company in connection with such communication publicly reaffirms the Company Board Recommendation.

(g)           As used in this Agreement, the term “Takeover Proposal” means any bona fide inquiry, proposal or offer from any Person or group of Persons (other than Purchaser and its Subsidiaries) relating to (i) any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the outstanding Company Common Stock, (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group of Persons (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect acquiror of the Company or such surviving entity, in each case, other than the transactions contemplated by this Agreement.

(h)           As used in this Agreement, the term “Superior Proposal” means any bona fide written Takeover Proposal that the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms on a timely basis, and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby, in each case taking into account all legal and financial terms and conditions of such Takeover Proposal, the identity of the Person making the Takeover Proposal and any revisions proposed by Purchaser to this Agreement; provided that, for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

SECTION 5.03.            Preparation of the Proxy Statement; Stockholders’ Meeting.  (a)  As promptly as reasonably practicable (and in any event within twenty (20) Business Days) after the execution of this Agreement, (i) the Company shall prepare the Proxy Statement and file it with the SEC and (ii) the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall jointly prepare a Schedule 13E-3 and shall jointly file it with the SEC.  Except as specifically permitted by Section 5.02(d) and Section 5.02(e), the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement.  Purchaser shall provide to the Company all information concerning Purchaser and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.  Each of the Company, Purchaser and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 if and to the extent such information shall have become false or misleading in any material respect.  The Company shall notify Purchaser promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Purchaser with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement.  The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments.  Each of the Company and Purchaser shall use its respective reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Schedule 13E-3 and to resolve such comments with the SEC, and shall use its respective reasonable best efforts to cause the Schedule 13E-3 to be disseminated to the Company’s stockholders as promptly as reasonably practicable after the resolution of any such comments.  Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Purchaser with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider including or incorporating in good faith.

(b)           Subject to Section 5.03(a), the Company shall take all necessary actions in accordance with applicable Law, the Company Certificate, the Company Bylaws and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement, regardless of whether any Adverse Recommendation Change has occurred (unless this Agreement is terminated in accordance with Section 7.01).  Unless the Board has made an Adverse Recommendation Change as specifically permitted by Sections 5.02(d) or 5.02(e), the Board of Directors of the Company shall continue to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval.  Notwithstanding any provision of this Agreement to the contrary, the Company may adjourn, recess or postpone the Company Stockholders’ Meeting (i) with the prior written consent of Purchaser, (ii) after consultation with Purchaser, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement (that the Board of the Directors of the Company has determined in good faith after consultation with outside counsel is required to be filed and disseminated to the stockholders of the Company under applicable Law) is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting or (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of

Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(c)           Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required under the terms of this Agreement, the Company pays to Purchaser the Company Termination Fee and Expense Amount as required pursuant to Article VII, (i) its obligations to hold the Company Stockholders’ Meeting pursuant to this Section 5.03 shall not be affected by the making of an Adverse Recommendation Change by the Board of Directors of the Company or any committee thereof and (ii) its obligations pursuant to this Section 5.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.  Unless this Agreement is terminated in accordance with its terms and, to the extent required under the terms of this Agreement, the Company pays to Purchaser the Company Termination Fee in accordance with Section 7.03(a)(ii) or the Expense Amount in accordance with Section 7.03(b), the Company agrees that it shall not submit to the vote of the Company’s stockholders any Takeover Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Company Stockholder Approval at the Company Stockholders’ Meeting.

SECTION 5.04.            Reasonable Efforts.  (a)  Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are the subject of Sections 5.04(c) and 5.04(d).

(b)           In furtherance and not in limitation of the foregoing, the Company shall and shall cause its Subsidiaries to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement and refrain from taking any actions that would cause the applicability of such Laws to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if the restrictions of any Takeover Law become applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, use reasonable best efforts to take all action necessary to ensure that the transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement (as applicable) and otherwise lawfully eliminate or minimize the effect of such Takeover Law with respect to this Agreement, the Voting Agreement the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

(c)           Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and in no event later than ten (10) business days following the date hereof, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws and to obtain all consents under any Antitrust Laws that may be required by any Governmental Authority with competent jurisdiction, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby.  In furtherance and not in limitation of the foregoing, each party hereto shall take or cause to be taken all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including (A) using reasonable best efforts to defend any Actions challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed), (B) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (C) selling, divesting, conveying or holding separate or otherwise taking any other action that limits Purchaser’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of Purchaser or the Company or their respective Subsidiaries, or agreeing to take any such action, (D) terminating existing relationships, contractual rights or obligations of the Company or Purchaser or their respective Subsidiaries and (E) effectuating any other change or restructuring of the Company or Purchaser or their respective Subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable Antitrust Laws or to resolve any objections asserted by any Governmental Authority with competent jurisdiction (such actions collectively “Regulatory Actions”).  Notwithstanding anything to the contrary in this Agreement (w) neither the Company nor any of its Subsidiaries shall, without Purchaser’s prior written consent, and neither Purchaser nor Merger Sub shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Antitrust Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement, (x) none of Purchaser, Merger Sub or the Company shall be required to take any Regulatory Action unless it is expressly conditioned on the effectiveness of the Merger and (y) neither the Company nor any of its Subsidiaries shall agree without Purchaser’s prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements, including any Regulatory Action, with respect to the Company and its Subsidiaries, pursuant to this Section 5.04.

(d)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to applicable Laws relating to the exchange of information and to the Confidentiality Agreement, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated hereby, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in such meetings and conferences.  Subject to the Confidentiality Agreement and Section 5.06 of this Agreement, each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Authority.

(e)           Each of the parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.04 as “Outside Counsel Only.”  Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or such party’s legal counsel.  Notwithstanding anything to the contrary, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(f)            Whether or not the Merger is consummated, Purchaser shall be responsible for the fees and payments set forth on Section 5.04(f) of the Company Disclosure Letter.

SECTION 5.05.            Public Announcements.  Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible).  The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be in the form heretofore agreed to by Purchaser and the Company and neither party shall issue such press release without the prior consent of the other party.

SECTION 5.06.            Access to Information; Confidentiality.  Subject to applicable Law, upon reasonable notice, the Company shall afford to Purchaser and Purchaser’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Purchaser and Purchaser’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Purchaser may reasonably request.  Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.  The Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could violate applicable Law, waive the protection of an attorney-client privilege, work product doctrine or other legal privilege, in each case that cannot be cured by entry into a joint defense agreement or similar arrangement.  Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Purchaser that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or risk waiver of such privilege (including by entering into a joint defense agreement or similar arrangement).  All requests for information made pursuant to this Section 5.06 shall be directed to the General Counsel of the Company or other Person designated by the Company.  For the avoidance of doubt, until the Effective Time, all information provided by or on behalf of the Company or its Subsidiaries pursuant to this Section 5.06 or pursuant to Section 5.02 will be subject to the terms of the Confidentiality Agreement and this Section 5.06 of this Agreement, which shall remain in full force and effect in accordance with its terms.  Purchaser acknowledges that the information being provided to it in connection with the Merger and the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement; provided that actions taken by the parties hereunder, to the extent necessary to comply with their respective obligations under Section 5.04 hereunder, shall not be deemed to be in violation of this Section 5.06 or the Confidentiality Agreement; provided, further, that the foregoing shall not affect Section 5.04(d) to the extent that Section 5.04(d) specifies that it is subject to this Section 5.06 or the Confidentiality Agreement.  All non-public information provided by or on behalf of Purchaser, Guarantor or the Preferred Investors or their respective Affiliates to the Company or any of its Subsidiaries or Representatives in connection with this Agreement or the transactions contemplated hereby (including the Financing) shall be kept confidential except for such disclosures as are required by applicable Law or legal process.

SECTION 5.07.            Indemnification and Insurance.  (a)  For a period of six (6) years after the Effective Time, Purchaser shall cause the Surviving Corporation to indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or, while serving as a director or officer of the Company, is or was a director or officer of a Subsidiary of the Company (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or, while serving as a director or officer of the Company, is or was a director or officer of a Subsidiary of the Company or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or, while serving as a director of officer of the Company, a director or officer of a Subsidiary of the Company (including in connection with the Indemnitee’s serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at any time prior to the Effective Time (including any Action relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law.  Without limiting the foregoing, Purchaser, for a period of six (6) years after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and the bylaws of the Surviving Corporation (and the equivalent organizational or constitutional documents of each of its Subsidiaries) to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and indemnification of directors and officers of the Company and its Subsidiaries than are set forth as of the date hereof in the Company Certificate and the Company Bylaws (or such Subsidiaries’ equivalent organizational or constitutional documents), which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time, the Surviving Corporation shall advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.07 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.07) in connection with any Action to which such Indemnitee is or is threatened to be made a party by reason of the fact that he or she is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving as a director or officer of a Subsidiary of the Company, as incurred to the fullest extent the Company would have been permitted to do so under applicable Law; provided that the individual to whom expenses are advanced shall first provide an undertaking to repay such advances if it shall be determined that such Person is not entitled to be indemnified pursuant to this Section 5.07(a).

(b)           None of Purchaser or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment on behalf of any Indemnitee in any threatened or actual

Action relating to any acts or omissions covered under this Section 5.07 (each, a “Claim”) for which indemnification has been sought or may be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent.  Each of Purchaser, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any threatened or actual Action relating to any acts or omissions covered under this Section 5.07 and shall provide access to properties and individuals during normal business hours and in a manner that shall not unreasonably interfere with the business and operations of the Surviving Corporation and its Subsidiaries as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)           For a period of six (6) years from the Effective Time, Purchaser shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (or substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to matters arising on or prior to the Effective Time; provided that, if the aggregate annual premium for such insurance exceeds 300% of the current annual premium for such insurance, then Purchaser shall provide or cause to be provided a policy for the applicable individuals with the most advantageous coverage as is then available at a cost up to but not exceeding 300% of such current aggregate annual premium.  At the Company’s option, the Company may (or if requested by Purchaser, the Company shall) purchase, using a broker mutually selected by the Company and Purchaser acting in good faith and taking into account available policy price and coverage options, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby; provided that in no event shall the Company spend or commit to spend for such “tail” policies an annual premium amount in excess of 300% of the current aggregate annual premium of the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance.  If such prepaid “tail” policy has been obtained by the Company prior to the Effective Time, the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.07(c).

(d)           The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Certificate or the Company Bylaws, by Contract or otherwise.  The obligations of Purchaser and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee has consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07).

(e)           In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.07.

(f)            Nothing in this Agreement is intended to, shall be construed to or shall, release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.

SECTION 5.08.            Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement and/or the Rollover Commitment Letter by each Person or group (for purposes of Section 13(d) of the Exchange Act) who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.09.            Employee Matters.  (a)  Purchaser shall provide, or shall cause one of its Affiliates (including, following the Closing, the Surviving Corporation) to provide, to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and continues in employment with Purchaser or one if its Affiliates following the Effective Time (each, a “Company Employee”) with: (i) during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, a base salary or hourly wage rate, as applicable, that is no less than the base salary or hourly wage rate provided to such Company Employee immediately prior to the Effective Time and (ii) during the period commencing at the Effective Time and ending on the 180th day following the Closing, coverage under the severance policy set forth on Section 5.09(a) of the Company Disclosure Letter (without adverse modification), such that if any such Company Employee’s employment is terminated under circumstances that would give rise to severance entitlements under such policy, such Company Employee shall receive such severance entitlements thereunder.

(b)           Without limiting the generality of Section 5.09(a), from and after the Effective Time, Purchaser cause the Surviving Corporation to, assume and honor in accordance with their terms all of the Company’s employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements maintained by the Company or any of its Subsidiaries, in each case, as in effect at the Effective Time and set forth on

Section 5.09(b) of the Company Disclosure Letter and, in each case, as may be amended from time to time after the Effective Date in accordance with its terms.

(c)           With respect to all employee benefit plans of the Surviving Corporation and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), providing employee benefits to the Company Employees after the Effective Date (collectively, the “Purchaser Plans”), for purposes of determining eligibility to participate, level of benefits (including benefit accrual rates) and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Purchaser and its Affiliates (including, following the Effective Time, the Surviving Corporation or any of its Subsidiaries); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d)           Without limiting the generality of Section 5.09(a), Purchaser shall, or shall cause one of its Affiliates (including, following the Effective Time, the Surviving Corporation) to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Purchaser Plan providing medical, dental, hospital, pharmaceutical or vision benefits, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time.  Purchaser shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar eligible expenses incurred by each Company Employee (and his or her eligible dependents) prior to the Effective Time during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under each Purchaser Plan providing medical, dental, hospital, pharmaceutical or vision benefits (to the extent such credit would have been given under comparable Company Plans prior to the Effective Time).

(e)           With respect to any Company Employees based outside of the United States, Purchaser’s obligations under this Section 5.09 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

(f)            If the Effective Time occurs on or prior to June 1, 2016, the Compensation Committee of the Board of Directors of the Company shall, as of the Effective Time, determine the level of achievement of relevant performance metrics through the Effective Time with respect to the Company’s annual cash bonus plan for the fiscal year of the Company in which this Agreement is executed (the “Company Annual Bonuses”); provided, that (i) such determinations shall measure actual performance reasonably and in good faith in a manner consistent with the Company’s past practices, to the extent reasonably practicable, (ii) in no event shall the aggregate Company Annual Bonuses so determined exceed the aggregate annual cash bonuses for the fiscal year immediately preceding the date of this Agreement, and (iii) the Company shall not and shall have no obligation to pay (or cause to be paid) the Company

Annual Bonuses earlier than the time that annual cash bonuses have been paid to Company employees in the ordinary course of business consistent with past practice.  The Surviving Corporation shall pay, or shall cause one of its Subsidiaries to pay, the Company Annual Bonuses to the Company Employees at the time that annual cash bonuses have been paid to Company Employees in the ordinary course of the Company’s business and consistent with the Company’s past practice.

(g)           Notwithstanding any provision of this Agreement to the contrary, (i) the provisions of this Section 5.09 are solely for the benefit of the parties to this Agreement, (ii) no provision of this Section 5.09 is intended to, shall be deemed to, or shall (A) constitute the establishment or adoption of, or an amendment to, any Company Plan, Purchaser Plan or employee benefit plan (for purposes of ERISA or otherwise), (B) prevent or restrict in any way the right of Purchaser and its Affiliates to terminate reassign, promote or demote any employee or other service provider of the Company or any Subsidiary at any time following the Effective Time, or (C) obligate Purchaser to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Purchaser from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time; and (iii) no current or former employee or other service provider of the Company or its Subsidiaries (or any of their dependents or beneficiaries) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

SECTION 5.10.            Notification of Certain Matters; Stockholder Litigation.  Prior to the Effective Time, Purchaser shall give prompt notice to the Company, and the Company shall give prompt notice to Purchaser, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Purchaser and (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party or the directors of the Company which relates to this Agreement or the transactions contemplated hereby (including any securityholder derivative claims).  The Company shall give Purchaser the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to this Agreement or the transactions contemplated hereby, and no such settlement shall be agreed to without Purchaser’s prior written consent.

SECTION 5.11.            Purchaser Consent.  Immediately following the execution of this Agreement, Purchaser shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 5.12.            Tax Certificate.  The Company shall deliver to Purchaser at the Closing a certification satisfying the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations certifying that interests in the Company are not “U.S. real property interests” within the meaning of Section 897(c) of the Code.

SECTION 5.13.            Financing.  (a)  Purchaser shall use (and shall cause RT Rhombus to use) its reasonable best efforts to obtain the proceeds of the Financing on the Closing Date on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters, subject to the third sentence of this Section 5.13(a), (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Debt Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or on such other terms and conditions acceptable to Purchaser subject to Purchaser’s compliance with clauses (1)-(4) of this Section 5.13(a), (iii) negotiating definitive agreements with respect to the Preferred Financing consistent with the terms and conditions contained in the Preferred Commitment Letter or on such other terms and conditions acceptable to Purchaser subject to Purchaser’s compliance with clauses (1)-(4) of this Section 5.13(a) (the “Definitive Preferred Agreements” and, together with the Definitive Debt Agreements, the “Definitive Financing Agreements”), and (iv) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions in the Commitment Letters and the Definitive Financing Agreements applicable to Purchaser and its Affiliates to obtain the Financing that are within Purchaser’s or such Affiliates’ control.  If all conditions set forth in Sections 6.01 and 6.02 and contained in the Commitment Letters (other than, (A) with respect to the Debt Financing, the availability of the Sponsor Equity Financing, the Preferred Financing and the Rollover Investment and (B) with respect to the Preferred Financing, the availability of the Debt Financing, the Rollover Investment and the Sponsor Equity Financing) have been satisfied (or upon funding will be satisfied), Purchaser shall use (and shall cause RT Rhombus to use) its reasonable best efforts to draw the full amount of the Financing on the Closing Date.  Purchaser shall not (and shall cause RT Rhombus not to), without the prior written consent of the Company, permit any amendment, supplement or modification to, termination of, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, supplement, modification, termination, waiver or replacement (1) would (x) add new (or adversely modify any existing) conditions to Purchaser’s or RT Rhombus’s receipt of the Financing in a manner that would materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise adversely affect the ability or likelihood of Purchaser to consummate the Merger and the other transactions contemplated by this Agreement or (y) be reasonably expected to materially delay the funding of the Financing or otherwise make the funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (2) reduces the aggregate amount of the Financing to an amount that, when combined with the cash of the Company and its Subsidiaries that is available on the Closing Date to make the Closing Date Payments, is insufficient to pay the Closing Date Payments, (3) adversely affects the ability of Purchaser or RT Rhombus to enforce its rights against any of the other parties to the Commitment Letters or the Definitive Financing Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against any of such other parties to the Commitment Letters as in effect on the date hereof or (4) would otherwise reasonably be expected to prevent or materially impede or delay the ability of Purchaser to consummate the Merger and the other transactions contemplated by this Agreement on the Closing Date; provided that RT Rhombus may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement if doing so would not reasonably be expected to prevent or materially impede or delay the ability of Purchaser to consummate the Merger and the other transactions contemplated by this Agreement on the Closing Date.  Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 5.13(a), the terms “Debt Commitment Letter” and “Debt Financing” shall refer to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby.  Upon any such amendment, supplement, modification, waiver or replacement of the Preferred Commitment Letter in accordance with this Section 5.13(a), the terms “Preferred Commitment Letter” and “Preferred Financing” shall refer to the Preferred Commitment Letter as so amended, supplemented, modified, waived or replaced and the financing contemplated thereby.  Purchaser shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Financing.  Notwithstanding the foregoing, Purchaser and RT Rhombus may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, or any termination, rescission or withdrawal of, the Debt Commitment Letter, the Preferred Commitment Letter or any Definitive Financing Agreement and may obtain equity or debt financing in substitution of all or a portion of the Debt Financing or the Preferred Financing so long as any such action does not violate this Section 5.13.

(b)           If any portion of the Debt Financing that is necessary to pay the Closing Date Payments becomes unavailable, Purchaser will (i) use (and cause RT Rhombus to use) its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the date on which the Closing is to occur pursuant to Section 1.02), alternative financing (as applicable, in an amount sufficient to replace such unavailable Debt Financing) from the same or other sources and on terms and conditions not materially less favorable to Purchaser and RT Rhombus than such unavailable Debt Financing and (ii) promptly notify the Company of such unavailability and the reason therefor.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to seek (A) the Sponsor Equity Financing from any source other than the Guarantor, or in any amount in excess of that contemplated by, the Sponsor Commitment Letter, (B) the Preferred Financing from any source other than the Preferred Investors, or in any amount in excess of that contemplated by, the Preferred Commitment Letter or (C) the Rollover Investment from any Person other than the Rollover Investors.

(c)           For the purposes of this Agreement, the terms “Debt Commitment Letter,” “Sponsor Commitment Letter,” “Preferred Commitment Letter” and “Rollover Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance with this Section 5.13 (and any Debt Commitment Letter, Sponsor Commitment Letter, Preferred Commitment Letter or Rollover Commitment Letter, as applicable, remaining in effect at the time in question).  Purchaser shall provide the Company with prompt written notice of (i) any threatened in writing or actual material breach or default by any party to any Commitment Letters or the Definitive Financing Agreements of which Purchaser acquires Knowledge, or (ii) the receipt of any written notice or other written communication from any Rollover Investor or any Financing Source with respect to any actual or threatened breach, default, termination or repudiation of any provision thereto by any party to any Commitment Letters or the Definitive Financing Agreements; provided, that in no event will Purchaser or any of its Affiliates be under any obligation to disclose any information that is subject to any applicable legal privileges (including attorney-client privilege) in a manner that would destroy the privilege.

(d)           Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Purchaser in connection with the arrangement of the Debt Financing, including (i) making senior management and Representatives of the Company reasonably available to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions, sessions with rating agencies and any other similar sessions or presentations upon reasonable advance notice, (ii) using reasonable best efforts to facilitate the pledging of collateral, solely with respect to the Company and its Subsidiaries, effective no earlier than the Closing, (iii) assisting the Purchaser in the preparation of the Marketing Materials and the preparation, negotiation, execution and delivery of the Definitive Financing Agreements; (iv) taking such actions as are reasonably requested by Purchaser or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing; (v) taking all actions as may be required or reasonably requested by Purchaser or its Financing Sources in connection with the repayment of the Existing Company Debt (including providing customary payoff letters and releases of all related Liens) upon the Closing; (vi) using reasonable best efforts to cause its independent auditors to cooperate with the Debt Financing and to provide the Specified Auditor Assistance; (vii) taking such actions as may be required to permit any cash and cash equivalents of the Company and its Subsidiaries to be made available on the Closing Date to finance, in part, the transactions contemplated by this Agreement; (viii) using its reasonable best efforts to ensure that the Debt Financing benefits from the existing lending relationships of the Company and its Subsidiaries, (ix) delivering to Purchaser the Required Information, (x) providing a certificate of the chief financial officer or other senior financial officer of the Company with respect to solvency matters as of the Closing on a pro forma basis in the form provided in Annex I to Exhibit D of the Debt Commitment Letter (as of the date hereof), (xi) using reasonable best efforts to deliver to Purchaser the unaudited consolidated balance sheet as of December 31, 2015 and related statements of income, equity and cash flows of the Company and its Subsidiaries for the fiscal quarter ended December 31, 2015 that have been reviewed by the Company’s independent accountant in accordance with AU 722, Interim Financial Information, and a management’s discussion and analysis of financial condition and results of operations, in each case, in a form that could be filed with the SEC on a Quarterly Report on Form 10-Q and in a form sufficient to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to such financial statements and financial information (such financial statements and information the “December 31 Information”), by February 1, 2016 and (xii) furnishing Purchaser and the Financing Sources promptly, and in any event no later than five (5) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by the Purchaser or the Financing Sources at least eight (8) days prior to the Closing Date.  The Company will provide to Purchaser and its Financing Sources such information as may reasonably be necessary so that the Required Information and Marketing Material are and remain Compliant.  The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(e)           The foregoing notwithstanding, (i) neither the Company nor any of its Subsidiaries shall be required by this Section 5.13 to enter into any certificate or agreement that is effective before the Effective Time, (ii) nothing in this Section 5.13 shall require such cooperation to the extent it would, in connection with any debt financing other than the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof (including, for the avoidance of doubt, the Notes (as defined in the Debt Commitment Letter)), impose on the Company or any of its Subsidiaries or any of its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives, any meaningfully greater burden, obligation, time commitment or other commitment than those that would have been imposed on them in the context of the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof, (iii) none of the Company, any of its Subsidiaries or Affiliates or any Persons who are directors or officers of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing prior to the Closing, and (iv) no obligation of the Company, any of its Subsidiaries or Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Purchaser in connection with the Debt Financing prior to the Closing, or (B) take any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Laws.  Nothing contained in this Section 5.13 or otherwise shall require the Company or any of its Subsidiaries or Affiliates to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.  Purchaser shall reimburse the Company for all reasonable and documented out-of-pocket fees and expenses incurred by the Company, any of its Subsidiaries or Affiliates or their respective Representatives in connection with such cooperation on the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII.  Purchaser shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Purchaser pursuant to this Section 5.13 and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries or Affiliates), except in the event such losses arose out of or result from the bad faith, gross negligence, material breach or willful misconduct of the Company, its Subsidiaries or their respective Representatives.

(f)            If the Company at any time in good faith believes that it has delivered the Required Information in accordance with Section 5.13(d), it may (but is under no obligation to) deliver to Purchaser a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information as of such date unless Purchaser in good faith reasonably believes the Company has not completed the delivery of the Required Information and delivers to the Company within five (5) Business Days a written notice describing in reasonable detail what information that constitutes Required Information has not yet been delivered.  All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries or Affiliates obtained by Purchaser or its Representatives pursuant to this Section 5.13 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

SECTION 5.14.            De-Listing.  Prior to the Effective Time, the Company will cooperate with Purchaser to cause the Company Common Stock to be de-listed from the NYSE and terminate its registration under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.15.            Director Resignations.  The Company shall use reasonable best efforts to cause to be delivered to Purchaser resignations, conditioned on the occurrence of the Closing and effective immediately prior to the Effective Time, executed by each director of the Company in office immediately prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01.            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by such party on or prior to the Closing Date of the following conditions:

(a)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)           Antitrust.  The waiting period (or any extensions thereof) applicable to the consummation of the Merger under the HSR Act, and any other applicable Antitrust Laws with respect to which a filing with the applicable Governmental Authority is required with respect to this Agreement, the Merger or the other transactions contemplated hereby (as reasonably determined by Purchaser acting in good faith), shall have expired or been terminated.

(c)           No Injunctions or Restraints.  No Governmental Authority of competent authority shall have issued an Order or enacted a Law that is in effect and prohibits, restrains or makes illegal the consummation of the Merger.

SECTION 6.02.            Conditions to Obligations of Purchaser and Merger Sub.  The obligations of Purchaser and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Purchaser and Merger Sub on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Section 3.01 (Organization and Standing;

Subsidiaries), Section 3.02 (Capital Stock), clauses (a) and (b) of Section 3.03 (Authority; Noncontravention), Section 3.04 (Voting Requirements), Section 3.14 (Rights Agreement; Anti-Takeover Provisions) and Section 3.23 (Brokers and Other Advisors) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any representations are  expressly made as of an earlier date, in which case as of such date), subject only to de minimis inaccuracies, and (ii) all other representations and warranties of the Company set forth in Article III of this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any representations are  expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Purchaser shall have received a certificate signed on behalf of the Company by an officer of the Company stating that the conditions specified in this Section 6.02(a) have been satisfied.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an officer of the Company stating that the conditions specified in this Section 6.02(b) have been satisfied.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement there shall not have been any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.03.                                   Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by the Company on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of Purchaser set forth in Section 4.01 (Organization and Standing), clauses (a) and (b) of Section 4.02 (Authority; Noncontravention) and Section 4.09 (Brokers and Other Advisors) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any representations are expressly made as of an earlier date, in which case as of such date), subject only to de minimis inaccuracies, and (ii) all other representations and warranties of Purchaser set forth in Article IV of this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any representations are  expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an officer of Purchaser stating that the conditions specified in this Section 6.03(a) have been satisfied.

(b)                                 Performance of Obligations of Purchaser and Merger Sub.  Purchaser and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an officer of Purchaser stating that the conditions specified in this Section 6.03(b) have been satisfied.

SECTION 6.04.                                   Frustration of Closing Conditions.  The Company may not rely on the failure of any condition set forth in Section 6.01 or 6.03 to be satisfied if such failure was caused by its material breach of any of its obligations under this Agreement.  Neither Purchaser nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or 6.02 to be satisfied if such failure was caused by a material breach of any of their obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01.                                   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)                                 by the mutual written consent of the Company and Purchaser; or

(b)                                 by either the Company or Purchaser:

(i)                                     if the Merger is not consummated on or before April 6, 2016 (the “End Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of its obligations under this Agreement was the principal cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that Purchaser and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii)                                  if any Governmental Authority of competent authority issues a final nonappealable Order that prohibits, restrains or makes illegal the consummation of the Merger; or

(iii)                               if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)                                  by Purchaser:

(i)                                     if the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is either incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, has not been cured within the earlier of (x) the thirty (30) calendar days after the Company’s receipt of written notice thereof from Purchaser or (y) the End Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Purchaser or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)                                  prior to receipt of the Company Stockholder Approval, if (A) the Board of Directors of the Company effects an Adverse Recommendation Change, or (B) the Company shall have materially breached any of its obligations set forth in Section 5.02(a) or 5.03(b); or

(d)                                 by the Company:

(i)                                     if either Purchaser or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is either incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, has not been cured within the earlier of (x) the thirty (30) calendar days after Purchaser’s and Merger Sub’s receipt of written notice thereof from the Company or (y) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)                                  prior to receipt of the Company Stockholder Approval, if (A) the Board of Directors of the Company or any committee thereof has received a Superior Proposal and the Company has complied with its obligations under Section 5.02, (B) the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to accept such Superior Proposal would result in a breach of the directors’ fiduciary duties to the Company’s stockholders under applicable Law, and (C) prior to or concurrent with such termination, the Company pays the Company Termination Fee in accordance with Section 7.03; or

(iii)                               if (A) the Marketing Period has ended and all of the conditions set forth in Sections 6.01 and 6.02 (other than those conditions that by their nature are to be satisfied at the Closing, so long as each such condition would have at the time of termination been satisfied if such time were the Closing) have been satisfied, (B) the Company has irrevocably confirmed in writing after the end of the Marketing Period that (x) all of the conditions set forth in Sections 6.01 and 6.03 (other than those conditions that by their nature are to be satisfied at the Closing, so long as each such condition would have at the time of termination been satisfied if such time were the Closing) have been satisfied or have been waived by the Company and remain so satisfied or waived and (y) the Company is and remains prepared to consummate the Closing, (C) Purchaser fails to consummate the Closing within two (2) Business Days following the date the Closing was required to have occurred pursuant to Section 1.02, and (D) the Company stood ready, willing and able to consummate the Closing at all times during such two (2) Business Day period (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 7.01(b)(i), during such two (2) Business Day period immediately following the date on which the Company has provided written notice in accordance with Section 7.01(d)(iii)(B), the Purchaser shall not be entitled to terminate this agreement pursuant to Section 7.01(b)(i).

SECTION 7.02.                                   Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 7.03, Section 7.04, Article VIII, the Guaranty and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser, Merger Sub or the Company or their respective directors, officers and Affiliates (including the other members of the Purchaser Group), except (a) as liability may exist pursuant to the Sections specified in the immediately preceding parenthetical that survive such termination, (b) that no such termination shall relieve the Company from any liability for any willful and material breach of this Agreement by the Company prior to the termination of this Agreement, and (c) that no such termination shall relieve any party from liability for fraud.

SECTION 7.03.                                   Company Termination Fee; Expense Payment.

(a)                                 In the event that:

(i)                                     Purchaser terminates this Agreement pursuant to Section 7.01(c)(ii);

(ii)                                  the Company terminates this Agreement pursuant to Section 7.01(d)(ii);

(iii)                               this Agreement is terminated by Purchaser or the Company pursuant to Section 7.01(b)(iii) and the Company Board of Directors shall have effected an Adverse Recommendation Change at any time prior to such termination; or

(iv)                              (x) this Agreement is terminated (A) by Purchaser or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or (B) by Purchaser pursuant to Section 7.01(c)(i), (y) any Person shall have made or announced a Takeover Proposal after the date of this Agreement but prior to such termination and (z) the Company enters into a definitive agreement with respect to, or consummates, a Takeover Proposal within twelve (12) months after termination of this Agreement, then, the Company shall, (1) in the case of clauses (i) and (iii) above, within three (3) Business Days after the date of such termination, (2) in the case of clause (ii) above, prior to or concurrent with, and as a condition to the effectiveness of such termination, or (3) in the case of clause (iv) above, concurrently with the date of such entry or consummation, pay to Purchaser a fee of Twenty-Four Million Dollars ($24,000,000) in cash (the “Company Termination Fee”) to be made by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion).  Following receipt by Purchaser (or one or more of its designees) of the Company Termination Fee (together with any amounts owed pursuant to Section 7.03(c)) in accordance with this Section 7.03, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Purchaser or Merger Sub, except as set forth in Section 7.02.  Purchaser shall have the right to assign its right to receive the Company Termination Fee (together with any amounts owed pursuant to Section 7.03(c)) and the Expense Payment (together with any amounts owed pursuant to Section 7.03(c)) to one or more Persons in its sole discretion.

(b)                                 Without limiting or otherwise affecting in any way the remedies available to Purchaser hereunder, in the event of a termination of this Agreement pursuant to Section 7.01(b)(iii), then the Company shall within three (3) Business Days of the date of such termination, pay to Purchaser in cash by wire transfer of immediately available funds out-of-pocket fees and expenses incurred by Purchaser or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing and all fees and expenses contemplated by Section 5.04(e)) not to exceed Six Million Dollars ($6,000,000) (the “Expense Payment”), which amount shall be credited against any Company Termination Fee payable to Purchaser pursuant to Section 7.03(a).

(c)                                  Each of the Company, Purchaser and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Purchaser and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails to pay, in a timely manner, any amount due pursuant to this Section 7.03, then (i) the Company shall reimburse Purchaser for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced, and (ii) the Company shall pay to Purchaser interest on such amount from and including the date payment of such amount was due, but excluding the date of actual payment, at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

SECTION 7.04.                                   Purchaser Termination Fee.  (a)  In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii), then Purchaser shall pay, or cause to be paid, to the Company a termination fee of Twenty-Nine Million Dollars ($29,000,000) in cash (the “Purchaser Termination Fee”) to be made by wire transfer of immediately available funds within three (3) Business Days after such termination (it being understood that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion).

(b)                                 Subject to the rights of the Company pursuant to Section 8.08, the Company’s right to receive (x) the Purchaser Termination Fee pursuant to Section 7.04(a), (y) any amounts owed pursuant to Section 7.04(d), and (z) any amounts owed pursuant to the final two sentences of Section 5.13(e) (the amounts described in the preceding clauses (x), (y) and (z) being referred to herein collectively as the “Recoverable Amounts”), in each case from Purchaser in accordance with the terms and conditions of this Agreement, or from the Guarantor pursuant to the Guaranty in accordance with the terms and conditions thereof,  shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort or otherwise) of the Company against (i) Purchaser, Merger Sub, or the Guarantor, (ii) any Rollover Investor, Preferred Investor, Lender or other Financing Source, including each party to the Commitment Letters, and their respective Affiliates, Representatives, successors and assigns, and (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any Person named in clause (i), and any future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any of the foregoing (the Persons described in clauses (i), (ii) and (iii), collectively, the “Purchaser Group”) for any liability, cost, expense, obligation, loss or damages suffered as a result of, in connection with, or otherwise related to any breach of any representation, warranty, covenant or agreement or the failure of the transactions contemplated by this Agreement to be consummated or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that neither this Section 7.04(b) nor Section 7.04(c) below shall limit the obligations of Rizvi Traverse Management, LLC pursuant to the terms of the Confidentiality Agreement or any of the Company’s rights thereunder.

(c)                                  Upon payment of the Recoverable Amounts (if and when due and payable pursuant to the terms of this Agreement), no Person shall have any rights or claims against the Purchaser Group under this Agreement, the Commitment Letters, the Guaranty or otherwise, whether at law or equity, in contract in tort or otherwise, and the Purchaser Group shall not have any further liability relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement (including the Financing), and the Company agrees to cause any action or proceeding pending in connection with this Agreement or any of the transactions contemplated by this Agreement by the Company against the Purchaser or any other member of the Purchaser Group to be dismissed with prejudice promptly, and in any event within two (2) Business Days thereafter.  In no event shall the Company seek or permit to be sought any losses or damages from, or otherwise bring any action or proceeding against, the Purchaser Group in connection with this Agreement or any of the transactions contemplated by this Agreement, other than an action or proceeding to recover payment of the Recoverable Amounts from Purchaser or the Guarantor or for specific performance as set forth in Section 8.08, and for the avoidance of doubt, the Purchaser Group shall not have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this Agreement other than the payment of the Recoverable Amounts (if and when due and payable pursuant to the terms of this Agreement).  Nothing in this Section 7.04(c) shall in any way expand or be deemed or construed to expand the circumstances in which Purchaser or any other member of the Purchaser Group may be liable under this Agreement or any of the transactions contemplated by this Agreement (including the Financing).  For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the Recoverable Amounts, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Purchaser Termination Fee (together with any amounts owed pursuant to Section 7.04(d)).

(d)                                 Each of the Company, Purchaser and Merger Sub acknowledges that the agreements contained in this Section 7.04 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Purchaser and Merger Sub would not enter into this Agreement.  Accordingly, if Purchaser fails to pay, in a timely manner, any amount due pursuant to this Section 7.04, then (i) Purchaser shall reimburse the Company for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced, and (ii) Purchaser shall pay to the Company interest on such amount from and including the date payment of such amount was due, but excluding the date of actual payment, at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.                                   No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.                                   Amendment or Supplement.  Subject to clause (iv) of Section 8.06(a), at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by action taken by the respective Boards of Directors (or equivalent governing bodies) of each of the parties hereto; provided, however, that, receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by

Law would require further approval by the stockholders of the Company without such approval.  Any amendment or supplement to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.03.                                   Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, Purchaser and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Purchaser and Merger Sub shall be deemed a single party for purposes of the foregoing).  Notwithstanding the foregoing, no failure or delay by the Company, Purchaser or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04.                                   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that (i) the rights, interests and obligations of Purchaser may be assigned to one or more controlled Affiliates of Rizvi Traverse Management, LLC, (ii) the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Purchaser (or its permitted assignee), and (ii) Purchaser may make a collateral assignment of its rights (but not its obligations) pursuant to this Agreement to any of its Financing Sources.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05.                                   Counterparts.  This Agreement may be executed in one or more counterparts (including by email), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06.                                   Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.  (a)  This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter, together with the Commitment Letters, the Voting Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof, and except for (i) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration and the right of the holders of Options, the holders of RSUs and the holders of PSUs to receive the Equity Award Consideration, (ii) rights of Indemnitees pursuant to the provisions set forth in Section 5.07 (following the Effective Time) of this Agreement, (iii) the members of the Purchaser Group (other than the Financing Sources), who are intended third party beneficiaries of paragraphs (b) and (c) of Section 7.04 and Section 8.13, and (iv) the Financing Sources, who are intended third party beneficiaries of paragraphs (b) and (c) of Section 7.04, this Section 8.06, paragraphs (a) and (c) of Section 8.07, paragraph (b) of Section 8.08, Section 8.09, Section 8.11 and Section 8.13 (which Sections (or paragraphs) as described in this clause (iv) shall not be amended, modified or waived in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(b)                                 Each of Purchaser and Merger Sub acknowledges and agrees that except for the representations and warranties contained in Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or with respect to any information furnished, disclosed or made available to Purchaser, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company and the negotiation of this Agreement or otherwise in connection with the transactions contemplated hereby.  The term “information” as used in this Section 8.06(b) includes any information, documents or material furnished, disclosed or otherwise made available in any form to Purchaser, Merger Sub or their respective Affiliates, stockholders, controlling Persons and Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information (including in any information or descriptive memorandum, supplemental information or other materials or information with respect to any of the foregoing).

SECTION 8.07.                                   Governing Law; Jurisdiction.  (a)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles; provided, however, that any claim, suit, action or other proceeding involving a Financing Source related to or arising out of this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder, including any Debt Financing or Preferred Financing, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

(b)                                 All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware).  In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction and venue of such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) and (iv) consents to service of process being made through the notice procedures set forth in Section 8.10.

(c)                                  All actions and proceedings, whether at Law or in equity, whether in contract or in tort or otherwise, against a Financing Source (or to which a Financing Source is a party) relating to or arising out of this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder, including any Debt Financing or Preferred Financing, shall be subject to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, State of New York.  The Company, on behalf of itself and the Company Related Parties, (i) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (iii) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (iv) agrees that it will not, and it will not permit any Company Related Party to, bring or support anyone else in bringing any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise against any Financing Source relating to or arising out of this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder, including any Debt Financing or Preferred Financing, in any other court, and (v) irrevocably waives to the extent permitted by law, any right to trial by jury in respect of any such Action, cause of action, claim, cross-claim or third-party claim against any Financing Source relating to or arising out of this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder

SECTION 8.08.                                   Specific Enforcement.  (a)  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

(b)           Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Purchaser to cause the full funding of (x) the Sponsor Equity Financing pursuant to the terms and conditions of the Sponsor Commitment Letter and (y) the Rollover Investment pursuant to the terms and conditions of the Rollover Commitment Letter and to cause Purchaser to effect the Closing in accordance with Section 1.02 of this Agreement, in each case, only if (i) the Marketing Period has ended and all conditions in Sections 6.01 and 6.02 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, (ii) the Debt Financing (or alternative financing in accordance with Section 5.13 of this Agreement), the Preferred Financing  (or alternative financing in accordance with Section 5.13 of this Agreement) and the Rollover Investment have been funded or will be funded on the date of the Closing in accordance with the terms thereof, (iii) Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02 of this Agreement and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Sponsor Equity Financing, the Preferred Financing, the Rollover Investment and the Debt Financing are funded, then it would take such actions as are required of it or are otherwise in its control to cause the Closing to occur.

SECTION 8.09.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING IN RESPECT OF ANY DEBT FINANCING OR ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10.            Notices.  All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally, (ii) on the date sent if sent by email (which is confirmed by the recipient) or facsimile (which is confirmed by the recipient), or (iii) on the first Business Day following the date of dispatch if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Purchaser or Merger Sub, to:

c/o Rizvi Traverse Management, LLC
9465 Wilshire Blvd. Suite 840
Beverly Hills, California  90212

Attention:	Ben Kohn
Facsimile:	(323) 544-6444
Email:	Ben.Kohn@RizviTraverse.com

with a copy (which shall not constitute notice) to:

Rizvi Traverse Management, LLC
260 East Brown Street, Suite 380
Birmingham, Michigan  48009

Attention:	Audrey DiMarzo, General Counsel
Facsimile:	(917) 591-7400
Email:	Audrey.DiMarzo@RizviTraverse.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 S. Grand Avenue
Los Angeles, California  90071

Attention:	Chris Brearton
Jason Silvera
Facsimile:	(213) 891-8763
Email:	chris.brearton@lw.com
jason.silvera@lw.com

If to the Company, to:

RealD Inc.
100 North Crescent Drive, Suite 200
Beverly Hills, California  90210

Attention:	Vivian Yang, EVP and General Counsel
Facsimile:	(310) 388-1539
Email:	vyang@reald.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019

Attention:	David E. Shapiro
Marianna B. Ofosu
Facsimile:	(212) 403-2314
Email:	DEShapiro@wlrk.com
MOfosu@wlrk.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.11.            Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 8.12.            Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

SECTION 8.13.            Non-Recourse.  (a) Notwithstanding anything herein to the contrary, the Company, on behalf of itself and its stockholders, Affiliates, directors, officers, employees, representatives and agents (collectively with the Company, the “Company Related Parties”) acknowledges and agrees that no liability shall attach to, and no recourse shall be had by any Company Related Party, or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Purchaser or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against, any Recourse Party or any Non-Recourse Party in any way under or in connection with this Agreement, any other agreement or instrument delivered in connection this Agreement (including the Guaranty, the Sponsor Commitment Letter and the Rollover Commitment Letter), or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), except that, notwithstanding the foregoing, the Company may assert claims against:  (i) Rizvi Traverse Management, LLC under, and pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) the Guarantor under, and pursuant to the terms and conditions of, the Guaranty; (iii) Purchaser, to cause Purchaser to seek specific performance of the Guarantor’s obligation under the Sponsor Commitment Letter to fund the Financing Commitment (as defined therein) thereunder; (iv) Purchaser, to cause Purchaser to seek specific performance of any Rollover Investor’s obligation under the Rollover Commitment Letter to fund the Commitment (as defined therein) thereunder; and (v) Purchaser or Merger Sub to enforce the terms and conditions of this Agreement in accordance with the terms and conditions hereof (the claims described in clauses (i) through (v) collectively, the “Retained Claims”).  As used herein, the term “Recourse Parties” shall mean Purchaser, Merger Sub, the Rollover Investors and the Guarantor, collectively, and the term “Non-Recourse Parties” shall mean, collectively, the Recourse Parties’ respective former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors, and any future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any of the foregoing; provided that none of the Recourse Parties shall be Non-Recourse Parties.  The Company, on behalf of itself and the other Company Related Parties, hereby covenants and agrees that it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with this Agreement, the Guaranty, any other agreement or instrument delivered in connection with this Agreement, the Guaranty, the Sponsor Commitment Letter and the Rollover Commitment Letter, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against (i) the Non-Recourse Parties or (ii) the Recourse Parties, except in the case of this clause (ii) for Retained Claims asserted by the Company against the Recourse Party(ies) against which such Retained Claims may be asserted in accordance with the first sentence of this Section 8.13.  The Company acknowledges and agrees that neither the Company nor any other Company Related Party is a third party beneficiary of the Debt Commitment Letter or the Preferred Commitment Letter.

(b)           Notwithstanding anything to the contrary contained herein, neither the Company nor any other Company Related Party, shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby, the services performed or to be performed by a Financing Source thereunder or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, including any Debt Financing or Preferred Financing, whether at law or equity, in contract, in tort or otherwise.  In furtherance and not in limitation of the foregoing, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company or any Company Related Party in connection with this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby, the services performed or to be performed by a Financing Source thereunder or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, including any Debt Financing or Preferred Financing.

SECTION 8.14.            Definitions.  For purposes of this Agreement:

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the purposes of this definition, “control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The term “controlled” shall have a correlative meaning.  For purposes of this Agreement, neither the Rollover Investor nor the Preferred Investors shall be deemed Affiliates of Purchaser, RT Rhombus or Merger Sub.

“Anti-Corruption Laws” means all applicable Laws related to anti-corruption, anti-bribery and anti-money laundering, including the Foreign Corrupt Practices Act of 1977, as amended.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” means September 30, 2012.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Business Intellectual Property” mean the Company Intellectual Property and any other Intellectual Property used, or held for use, by the Company or any of its Subsidiaries in the operation of their respective businesses.

“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Company Plan” means each (i) employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) employee benefit plan within the meaning of Section 3(3) of ERISA, (iv) stock option, RSU, PSU, stock purchase, or other equity or equity-based agreement, arrangement, policy, program or plan, (v) employment, individual consulting, change-in-control, severance, retention or other similar agreement, plan, policy, program or arrangement, and (vi) bonus, incentive, deferred compensation, profit-sharing, retirement, savings, pension, excess benefit, post-retirement, vacation, severance, termination pay, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition,  vacation, paid-time-off, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability (whether actual or contingent, direct or indirect), to provide compensation or benefits to or for the benefit of any of their respective current or former employees, directors or consultants (or any beneficiary or dependent thereof), other than any statutory agreement, program or plan mandated by applicable Law.

“Company Products or Services” means those products (including computer programs) and/or services and related documentation currently or formerly developed, manufactured, produced, marketed, licensed, leased, sold, provided, delivered and/or distributed by the Company or any of its Subsidiaries.

“Company Stock Plan” means the (a) RealD Inc. 2004 Amended and Restated Stock Incentive Plan, as amended and restated May 4, 2010, (b) RealD Inc. 2010 Stock Incentive Plan, effective as of April 9, 2010, (c) RealD Inc. Nonqualified Stock Option Grant and RealD Inc. Stock Option Agreement, both dated October 15, 2008, by and between REGAL Cinemas, Inc. and RealD Inc., (d) RealD Inc. Nonqualified Stock Option Grant and RealD Inc. Stock Option Agreement, both dated May 19, 2009, by and between Cinemark USA, Inc. and RealD Inc., (e) RealD Inc. Amended and Restated Nonqualified Stock Option Grant and RealD Inc. Amended and Restated Stock Option Agreement, both dated May 9, 2010, by and between American Multi-Cinema, Inc. and RealD Inc. and (f) RealD Inc. 2011 Employee Stock Purchase Plan, each as may be amended from time to time (the “ESPP”).

“Compliant” means, with respect to the Required Information, that:

(a)           such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading;

(b)           the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information; and

(c)           the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit the Company’s auditors to deliver customary comfort letters with respect to financial information contained in the Required information, including customary negative assurance comfort (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Marketing Material) on any date during the Marketing Period.

“Confidentiality Agreement” means the letter agreement, dated as of April 14, 2015, between the Company and Rizvi Traverse Management, LLC, as may be amended from time to time.

“Credit Agreement” means the Credit Agreement, dated as of June 26, 2014, by and among the Company, as borrower, City National Bank, as administrative agent and letter of credit issuer (“City National”), the other agents from time to time party thereto and the lenders from time to time party thereto.  The 2014 Credit Agreement amends and restates in its entirety that certain Credit Agreement, dated as of April 19, 2012, by and among the Company, City National and the agents and lenders from time to time party thereto, which had been most recently amended on October 16, 2013.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Company Debt” means all Indebtedness of the Company outstanding from time to time under the Credit Agreement.

“executive officer” means each individual who is considered an officer of the Company within the meaning of Section 16 of the Exchange Act.

“Financing Sources” means the Lenders, the Preferred Investors and any other Persons (including each agent and arranger) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or the Preferred Financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, officers, directors, employees, agents and representatives and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, body, commission or authority or other legislative, executive or judicial governmental authority or “self-regulatory organization” (as defined in Section 3(a)(26) of the Exchange Act), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar Contracts or instruments, (iii) in respect of outstanding letters of credit, (iv) under capital leases to the extent required to be capitalized under GAAP, (v) all liabilities for guarantees of another Person in respect of liabilities set forth in the preceding clauses (i), (ii), (iii) and (iv), and (vi) all liabilities for accrued but unpaid interest and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in the preceding clauses (i)-(v).

“Information Technology Systems” means all information technology systems, Software computers, workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the business of the Company and its Subsidiaries, including all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the business of the Company and its Subsidiaries.

“Intellectual Property” means all intellectual property or other similar proprietary rights in any jurisdiction, regardless of form, whether registered or unregistered, including the following:  (i) patents and patent applications and any and all divisions, extensions, continuations, continuations-in-part, reexaminations, continuing patent applications, reissues, counterparts claiming priority therefrom, (ii) inventions, inventions disclosures, utility models, designs, and discoveries, whether or not patentable, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods and processes and new uses for any of the preceding items; (iii) all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; moral rights; databases, data collections and rights therein, literary works, mask works and sound recordings, Software, web site content, rights to compilations, collective works and derivative works, and the right to create collective and derivative works, of any of the foregoing; (iv) trademarks, service marks, d/b/a’s, brand names, logos, trade names, trade dress, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, corporate names, domain names, rights in social media accounts, product designs and any words, names, symbols, devices, designs and other designations, or any combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, together with the goodwill of the business associated therewith; and (v) trade secrets, confidential information, business information, customer data, customer and supplier lists and information, business marketing plans and proposals, and confidential or proprietary information, whether tangible or intangible, including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques; (vi) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing section (i) through (v) above; (vii) the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (viii) all rights arising therefrom and pertaining thereto and all products, proceeds, rights of recovery, and revenues arising from or relating to any and all of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the knowledge of those individuals listed in Section 8.13 of the Company Disclosure Letter, including, in each case, any knowledge that a Person holding such position would reasonably be expected to have in the performance of his or her duties and (ii) with respect to Purchaser or Merger Sub, the actual knowledge, of any of the officers or directors of Purchaser or Merger Sub including, in each case, any knowledge that a Person holding such position would reasonably be expected to have in the performance of his or her duties.

“Leased Real Property” means all material real property leased or subleased or otherwise used or occupied (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts and including all amendments and modifications thereto and all guaranties thereof pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Liens” means any pledges, liens, charges, claims, hypothecations, options to purchase, lease, sublease or otherwise acquire an interest, encumbrances or security interests of any kind or nature whatsoever.

“Malicious Code” means disabling code or instructions and any “back door,” “time bomb,” “trojan horse,” “worm,” “drop dead device,” “virus” or hardware component that would permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any Information Technology Systems or data or other Software of users.

“Marketing Material” means each of the following:  (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries, including all information relating to the transactions contemplated hereunder; (b) a customary “road show presentation” and a preliminary and final prospectus, pricing term sheet, offering memorandum or private placement memorandum that is suitable for use in a customary “high-yield road show,” which prospectus, offering memorandum or private placement memorandum will be in a form that will enable the independent registered public accountants of the Company and its Subsidiaries to render a customary “comfort letter” (including customary “negative assurances”) on the Closing Date; (c) all other marketing material contemplated by the Debt Commitment Letter or reasonably requested by Purchaser or its Financing Sources in connection with the syndication or other marketing of the Debt Financing.

“Marketing Period” means the first period of eighteen (18) consecutive Business Days throughout and at the end of which:  (a) Purchaser and its Financing Sources shall have had access to all the Required Information and it is and remains Compliant; (b) the conditions set forth in Sections 6.01 and 6.02 shall be satisfied (other than conditions that by their terms are to be satisfied at the Closing); and (c) nothing shall have occurred and no condition shall exist that would cause any of such conditions (including any conditions that by their terms are to be satisfied at the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18)-consecutive-Business-Day period; provided that (i) the Marketing

Period shall not commence until the December 31 Information shall have been delivered to Purchaser and (ii) the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing (or of securities issued in lieu of the full amount of Debt Financing) are funded to Purchaser, RT Rhombus or Merger Sub.

“Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances or occurrences, (i) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the Merger and the other transactions contemplated by this Agreement on a timely basis or (ii) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur with respect to clause (ii) above:  (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes in Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing in this clause (C), or any changes in general legal, regulatory or political conditions; (D) any effect, change, event, circumstance or occurrence proximately attributable to the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby (other than for purposes of any representation or warranty contained in Sections 3.03(c) and 3.03(d)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Authorities, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated hereby; (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters; (G) any action taken by the Company or its Subsidiaries that is required by this Agreement (other than its obligations set forth in the first sentence of Section 5.01), taken with Purchaser’s express written consent or at Purchaser’s express written request or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement (to the extent Purchaser fails to give its consent thereto after a written request therefor pursuant to Section 5.01); (H) changes resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser, Merger Sub or any of their respective Affiliates; (I) changes or prospective changes in the Company’s credit ratings; (J) changes in the price or trading volume of the Company Common Stock; or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (A) through (K) hereof) may be taken into account in the determination of a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (A),

(B), (C), (E) or (F) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect).

“Open Source Materials” means open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, any derivative of the foregoing, or other Software licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in Source Code form, delivered at no charge or be licensed, distributed or conveyed under some or all of  the terms as such contract.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Taxing Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness set forth on Section 8.14(a) of the Company Disclosure Letter so long as there is no default under such Indebtedness, (iv) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (v) Liens discharged at or prior to the Effective Time, (vi) such other Liens or imperfections of title that do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title and (vii) Liens that are disclosed on the most recent consolidated balance sheet of the Company or the notes thereto.

“Person” means an individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity, including any Governmental Authority.

“Purchaser Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances or occurrences, would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by Purchaser or Merger Sub of the Merger and the other transactions contemplated by this Agreement on a timely basis.

“Regulation S-K” means Regulation S-K promulgated by the SEC under the Securities Act and the Exchange Act.

“Regulation S-X” means Regulation S-X promulgated by the SEC under the Securities Act and the Exchange Act.

“Related Party” means any current director, officer, senior employee or five percent stockholder of the Company or any of its Subsidiaries, and each such Person’s Affiliates or immediate family members.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Information” means all information with respect to the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries as may be reasonably requested by Purchaser or its Financing Sources to satisfy a condition precedent under the Debt Commitment Letter (as in effect on the date of this Agreement), including (i) audited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended subsequent to the most recent fiscal year in respect of which financial statements have been delivered pursuant to clause (i) above and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), (iii) the December 31 Information, and (iv) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser to the extent that such information is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Purchaser in its preparation of such materials), (2) risk factors relating to all or any component of the Debt Financing, (3) separate financial statements in respect of the Company Subsidiaries, or (4) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, or any other information customarily excluded from an offering memorandum for a Rule 144A offering involving high yield debt securities) or otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum, in form and substance customary for private placements of high yield debt securities and reasonably acceptable to the Company and Purchaser.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) and assistance with the due diligence activities of Purchaser’s Financing Sources, (b) providing access to work papers of the Company and its Subsidiaries and other supporting documents as may be reasonably requested by Purchaser or its Financing Sources, (c) providing customary consents to the inclusion of audit reports in any relevant Marketing Material, registration statements and related government filings, and (d) providing customary consents to references to the auditor as an expert in any Marketing Material, registration statements and related governmental filings.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including all federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, whether disputed or not, together with any related interest, penalties or other additional amounts.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

SECTION 8.15.            Other Defined Terms.  In addition, the following terms shall have the meaning ascribed to them in the corresponding section of this Agreement:

Section

Acceptable Confidentiality Agreement	5.02(b)
Actions	3.07(b)
Adverse Recommendation Change	5.02(d)
Affiliate	8.14
Agreement	Preamble
Anti-Corruption Laws	8.14
Antitrust Laws	8.14
Applicable Date	8.14
Appraisal Shares	2.01(d)
Bankruptcy and Equity Exception	3.03(a)
Board of Directors	Recitals
Book-Entry Shares	2.01(c)
Business Day	8.14
Business Intellectual Property	8.14
Capitalization Date	3.02(a)
Certificate	2.01(c)
Certificate of Merger	1.03
City National	8.14
Claim	5.07(b)
Closing	1.02
Closing Date	1.02
Closing Date Payments	4.07(c)
Code	2.02(g)
Commitment Letters	4.07(a)
Commonly Controlled Entity	8.14
Company	Preamble
Company Acquisition Agreement	5.02(d)
Company Annual Bonus	5.09(f)
Company Board Recommendation	3.03(b)
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Disclosure Letter	Article III
Company Employee	5.09(a)
Company Intellectual Property	8.14

Company Investment	3.01(d)
Company Plan	8.14
Company Preferred Stock	3.02(a)
Company Products or Services	8.14
Company Related Parties	8.13
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stock Plan	8.14
Company Stockholder Approval	3.04
Company Stockholders’ Meeting	5.03(b)
Company Subsidiary Securities	3.01(c)
Company Termination Fee	7.03(a)
Compliant	8.14
Confidentiality Agreement	8.14
Contract	3.03(c)
control	8.14
controlled	8.14
Credit Agreement	8.14
Debt Commitment Letter	4.07(a)
Debt Financing	4.07(a)
December 31 Information	5.13(d)
Definitive Debt Agreements	5.13(a)
Definitive Financing Agreements	5.13(a)
Definitive Preferred Agreements	5.13(a)
DGCL	1.01
DOJ	5.04(d)
Effective Time	1.03
End Date	7.01(b)(i)
Engagement Letter	4.07(a)
Environmental Laws	3.12(a)(i)
Equity Award Consideration	2.03(b)
ERISA	8.14
ESPP	8.14
Exchange Act	8.14
Exchange Fund	2.02(a)
Executive Officer	8.14
Exhibitors	3.18
Existing Company Debt	8.14
Expense Payment	7.03(b)
Final Purchase Date	2.03(c)
Financing	4.07(a)
Financing Sources	8.14
Foreign Plan	3.10(h)
FTC	5.04(d)
GAAP	8.14

Governmental Authority	8.14
Guarantor	Recitals
Guaranty	Recitals
HSR Act	8.14
Indebtedness	8.14
Indemnitee	5.07(a)
Information Technology Systems	8.14
Intellectual Property	8.14
IRS	8.14
Knowledge	8.14
Law	3.03(c)
Leased Real Property	8.14
Leases	8.14
Lenders	4.07(a)
Liens	8.14
Malicious Code	8.14
Marketing Material	8.14
Marketing Period	8.14
Material Adverse Effect	8.14
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Moelis	3.22
NYSE	3.03(d)
Open Source Materials	8.14
Option	2.03(a)(i)
Option Consideration	2.03(b)
Order	3.03(c)
Paying Agent	2.02(a)
Permits	3.08(a)
Permitted Liens	8.14
Preferred Commitment Letter	4.07(a)
Preferred Financing	4.07(a)
Preferred Investors	4.07(a)
Proxy Statement	3.03(d)
PSU	2.03(a)(iii)
PSU Consideration	2.03(b)
Purchaser	Preamble
Purchaser Disclosure Letter	Article IV
Purchaser Group	7.04(b)
Purchaser Material Adverse Effect	8.14
Purchaser Plans	5.09(c)
Purchaser Termination Fee	7.04(a)
Recourse Parties	8.13

Recoverable Amounts	7.04(b)
Regulation S-K	8.14
Regulation S-X	8.14
Regulatory Actions	5.04(c)
Related Party	8.14
Representatives	8.14
Required Information	8.14
Retained Claims	8.13(a)
RT Rhombus	4.02(a)
Rollover Commitment Letter	Recitals
Rollover Investment	4.07(a)
Rollover Investors	Recitals
Rollover Shares	Recitals
RSU	2.03(a)(ii)
RSU Consideration	2.03(b)
Sarbanes-Oxley Act	3.05(a)
SEC	8.14
Securities Act	8.14
Schedule 13E-3	3.03(d)
Software	8.14
Source Code	8.14
Specified Auditor Assistance	8.14
Sponsor Commitment Letter	4.07(a)
Sponsor Equity Financing	4.07(a)
Subsidiary	8.14
Superior Proposal	5.02(h)
Surviving Corporation	1.01
Takeover Laws	3.14(b)
Takeover Proposal	5.02(g)
Tax Return	8.14
Taxes	8.14
Taxing Authority	8.14
Voting Agreement	Recitals

SECTION 8.16.            Interpretation.  (a)  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this

Agreement.  The terms “or,” “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

REALD INC.

by	/s/ Vivian W. Yang
Name: Vivian W. Yang
Title: EVP & General Counsel

RHOMBUS CINEMA HOLDINGS, LLC

by	/s/ Ben Kohn
Name: Ben Kohn
Title: Authorized Signatory

RHOMBUS MERGER SUB, INC.

by	/s/ Ben Kohn
Name: Ben Kohn
Title: President